Exhibit 10.24
EXECUTION VERSION
CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXCLUSIVE LICENSE AGREEMENT
by and among
LYELL IMMUNOPHARMA, INC.,

INNOVATIVE CELLULAR THERAPEUTICS HOLDINGS LIMITED
and
INNOVATIVE CELLULAR THERAPEUTICS, INC.

EFFECTIVE DATE: November 6, 2025

TABLE OF CONTENTS
1.1    General    1
ARTICLE 2

LICENSE GRANTS
2.1    License from the ICT Group to Lyell    18
2.2    ICT Trademarks    18
2.3    Compliance with ICT Trademarks    19
2.4    Sublicenses    19
2.5    Lyell Subcontractors    19
2.6    ICT Retained Rights    19
2.7    No Implied Rights; Negative Covenant    19
2.8    Diversion    19
ARTICLE 3

GOVERNANCE
3.1    Joint Steering Committee    20
3.2    Advisory Committee    22
3.3    IP Steering Committee    23
ARTICLE 4

TECHNOLOGY TRANSFER AND CLINICAL SUPPLY
4.1    Transition Plan    26
4.2    Transition Working Group    26
4.3    Transition Costs    27
4.4    Lyell Activities    27
    i

ARTICLE 5

DEVELOPMENT, COMMERCIALIZATION AND MANUFACTURING
5.1    General    27
5.2    Development in ICT Territory    27
5.3    Regulatory Matters    27
5.4    Diligence Obligations    28
ARTICLE 6

FINANCIALS
6.1    Upfront Payment    29
6.2    Development Milestone Payments    29
6.3    Commercial Milestone Payments    30
6.4    Royalty Payments    31
6.5    New Third Party IP    32
6.6    Other Payments    33
6.7    Set-Off    33
6.8    Blocked Payments    33
6.9    Payment; Exchange Rate    33
6.10    Taxes    33
6.11    Financial Records; Audits    34
ARTICLE 7

INTELLECTUAL PROPERTY
7.1    Ownership    35
7.2    Prosecution and Maintenance of Patent Rights    36
7.3    Enforcement of IP    38

7.4    Common Interest    40
7.5    Patent Term Restoration and Extension    40
ARTICLE 8

REPRESENTATIONS AND WARRANTIES; COVENANTS
8.1    Mutual Representations and Warranties    41
8.2    Representations and Warranties by the ICT Group    41
8.3    Representations and Warranties by Lyell    45
8.4    Mutual Covenants    45
8.5    Covenants of the ICT Group    46
8.6    Lyell Common Stock    47
8.7    Registration Rights Agreement    47
8.8    Non-Solicit    47
8.9    No Other Representations or Warranties    47
ARTICLE 9

INDEMNIFICATION
9.1    Indemnification by the ICT Group    48
9.2    Indemnification by Lyell    48
9.3    Indemnification Procedures    49
9.4    Insurance    50
9.5    Limitation of Liability    50
ARTICLE 10

CONFIDENTIALITY
10.1    Confidentiality Obligations    50
10.2    Authorized Disclosure    51

10.3    Disclosures Required by Applicable Laws    51
10.4    Press Releases and Other Similar Public Announcements    52
10.5    Publications    53
ARTICLE 11

TERM AND TERMINATION
11.1    Term    53
11.2    Termination by Either Party for Material Breach    53
11.3    Termination by Either Party Due to Insolvency    54
11.4    Termination by Lyell for Safety or Regulatory Reasons    54
11.5    Termination by Lyell at Will    54
11.6    Effects of Termination    54
11.7    Other Remedies    56
11.8    Rights in Bankruptcy    56
11.9    Survival    56
ARTICLE 12

DISPUTE RESOLUTION
12.1    Disputed Matters    57
12.2    Executive Negotiations    57
12.3    Arbitration    58
12.4    Litigation of Patent Disputes    60
12.5    Governing Law    60
ARTICLE 13

MISCELLANEOUS
13.1    Entire Agreement; Amendment    60

13.2    Force Majeure    60
13.3    Notices    61
13.4    Assignment    61
13.5    Transactions with Lyell Competitors    62
13.6    Performance by Affiliates    62
13.7    Further Actions    62
13.8    Compliance with Applicable Laws    62
13.9    Severability    63
13.10    No Waiver    63
13.11    Independent Contractors    63
13.12    Third Party Beneficiary    63
13.13    Counterparts    63
13.14    Interpretation    63

    v

EXCLUSIVE LICENSE AGREEMENT
This EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is effective as of November 6, 2025 (the “Effective Date”) by and among Lyell Immunopharma, Inc., a Delaware corporation having its principal place of business at 201 Haskins Way, South San Francisco, California, 94080 (“Lyell”), on the one hand, and Innovative Cellular Therapeutics Holdings Limited, a Cayman Island exempted company incorporated with limited liability having its principal place of business at [*] (“ICT Holdings”), and Innovative Cellular Therapeutics, Inc., a Delaware corporation having its principal place of business at [*] (“ICT,” together with “ICT Holdings,” the “ICT Group”), on the other hand. Lyell and ICT Group are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Lyell is a cell therapy company with expertise in the development and manufacture of human cellular therapeutic products;
WHEREAS, the ICT Group is a group of companies (including a cell therapy company) with expertise and experience in the development and manufacture of product candidates for human cellular therapeutic products;
WHEREAS, the ICT Group owns or otherwise controls certain intellectual property related to the Product Candidates; and
WHEREAS, the ICT Group wishes to grant to Lyell, and Lyell wishes to receive from the ICT Group, an exclusive license to research, develop, manufacture, commercialize and otherwise exploit the Product Candidates and Products throughout the Lyell Territory.
NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:
ARTICLE 1

DEFINITIONS
2.1General
. Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in this Agreement, including as specified in this Article 1.
1.2“Acceptance for Filing” means acceptance for filing by FDA of the applicable Marketing Approval Application.
1.3“Accounting Standards” means, with respect to a Party, the then-current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board, as generally and consistently applied throughout such Party’s organization.
1.4“Advisory Committee” has the meaning set forth in Section 3.2(a).

1.5“Advisory Committee Chairperson” has the meaning set forth in Section 3.2(b)(i).
1.6“Advisory Committee Members” has the meaning set forth in Section 3.2(b)(ii).
1.7“Affiliate” means, with respect to a particular Person, another Person that directly or indirectly controls, is controlled by, or is under common control with such Person for so long as such control exists. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the possession, directly or indirectly through one or more intermediaries, of (a) the power to direct or cause the direction of management or policies of the applicable Person (whether through ownership of securities or other ownership interests, by contract or otherwise), or (b) beneficial ownership of more than (50%) of the voting securities or other ownership interest (whether directly or pursuant to any option, warrant, convertible securities, or other similar arrangement) or other comparable equity interests of an entity.
1.8“Agreement” has the meaning set forth in the Preamble.
1.9“Antitrust Laws” means, individually and collectively, all Applicable Laws designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any country or jurisdiction, including the Hart-Scott-Rodino Act (“HSR”), the Sherman Act, the Clayton Act and the Federal Trade Commission Act and other similar competition or antitrust laws of any jurisdiction other than the United States.
1.10“Applicable Laws” means, individually and collectively, all applicable laws, statutes, ordinances, codes, regulations, rules, orders, writs, judgments, injunctions, decrees, binding guidance, stipulations and rulings of any kind of any Governmental Authority.
1.11“Assigning Party” has the meaning set forth in Section 7.1(d).
1.12“Audit Report” has the meaning set forth in Section 6.11(b).
1.13“Audited Party” has the meaning set forth in Section 6.11(b).
1.14“Auditor” has the meaning set forth in Section 6.11(b).
1.15“Bankruptcy Event” has the meaning set forth in Section 11.3.
1.16[*]
1.17“Breaching Party” has the meaning set forth in Section 11.2.
1.18“Business Day” means a day other than a Saturday, Sunday, or a day on which banking institutions in San Francisco, California, or Shanghai, China are permitted or required by Applicable Laws to remain closed.
1.19“Calendar Quarter” means, for each Calendar Year, each of the three (3) month periods ending March 31, June 30, September 30 and December 31; provided that the first Calendar Quarter of the Term shall begin on the Effective Date and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of the Term shall end on the last day of the Term.

1.20“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided that the first Calendar Year of the Term shall begin on the Effective Date and end on the first December 31 thereafter and the last Calendar Year of the Term shall end on the last day of the Term.
1.21“Change of Control” means, with respect to a Party (or its ultimate parent), (a) a merger, acquisition, consolidation or reorganization of such Party (or its ultimate parent) with a Third Party that results in the voting securities of such Party (or its ultimate parent) outstanding immediately prior thereto, or any securities convertible or exchangeable into such voting securities, ceasing to represent more than fifty percent (50%) of the combined voting power of the outstanding securities of the surviving entity or the parent of the surviving entity immediately after such transaction, or (b) a transaction or series of related transactions in which a Third Party or group, together with their respective Affiliates, becomes the “beneficial owner” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 13d-3 thereunder, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person or its Affiliates has the right to acquire, whether such right may be exercised immediately or only after the passage of time), directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding securities (or securities convertible or exchangeable into such outstanding securities) of such Party (or its ultimate parent), or (c) the exclusive licensing, sale or other transfer to a Third Party or group, whether directly or indirectly by a Party or an Affiliate thereof, of all or substantially all of such Party’s (or its ultimate parent’s) assets or business to which the subject matter of this Agreement relates.
1.22“Claim” means any litigation, suit, arbitration, proceeding, claim or investigation of any nature by or before any Governmental Authority, in law or in equity.
1.23“Clinical Product” means the finished form of the Product Candidate being provided to patients in the Ongoing U.S. Trial in accordance with the protocol therefor.
1.24“Clinical Trial” means any study in which human subjects are dosed or treated with a drug or biologic product, including a Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial or Phase 4 Clinical Trial.
1.25“Code” has the meaning set forth in Section 6.10(c).
1.26“Combination Product” has the meaning set forth in the definition of Product.
1.27“Commercial Milestone” has the meaning set forth in Section 6.3(a).
1.28“Commercial Milestone Payment” has the meaning set forth in Section 6.3(a).
1.29“Commercialization” means any and all activities directed to marketing, promotion, detailing, sale, preparation for sale, offering for sale, booking sales, establishing pricing and reimbursement or distribution of a drug or biologic product. For clarity, “Commercialize” and “Commercializing” have a correlative meaning.
1.30“Commercialization Diligence Obligations” has the meaning set forth in Section 5.4(b).
1.31“Commercially Reasonable Efforts” [*]
1.32[*]
1.33“Competitive Product” [*]

1.34[*]
1.35“Confidential Information” means all confidential or non-public information that is disclosed by or on behalf of a Party or any of its Representatives to the other Party or any of its Representatives under or in connection with this Agreement, including pursuant to the Existing Confidentiality Agreement, whether disclosed in oral, written, graphic, electronic or other form; provided that notwithstanding the foregoing, the terms of this Agreement and any confidential or non-public information concerning any Product Candidate or Product shall be the Confidential Information of both Parties.
1.36“Control” means with respect to any Intellectual Property or material, the ability (whether by ownership, license or otherwise, other than a license granted pursuant to this Agreement) to grant a license or sublicense or provide or provide access or other rights in, to or under such Intellectual Property or material on the terms and conditions set forth herein, without violating the terms of any agreement or other arrangement with any Third Party or any Applicable Laws; provided, however, that in the event of a Change of Control of Lyell or any of its Affiliates, Lyell will be deemed to not Control any Intellectual Property or material that, prior to such Change of Control, was owned by or licensed to any Person that was not an Affiliate of Lyell prior to such Change of Control (and was not owned by or licensed to Lyell or any of its Affiliates prior to such Change of Control).
1.37“Controlling Party” has the meaning set forth in Section 7.3(c).
1.38“Court Rules” has the meaning set forth in Section 12.3(g).
1.39“Cover” means, with respect to any Patent Right and the subject matter at issue, that, but for a license granted under a Valid Claim of such Patent Right, the Manufacture, use, sale, offer for sale or importation of such subject matter would infringe such Valid Claim, or, in the case of a Patent Right that is a patent application, would infringe a Valid Claim in such patent application if such application were to issue as a patent.
1.40“Damages” has the meaning set forth in Section 9.1.
1.41“Development” means any and all activities directed to research and non-clinical and clinical development, including toxicology, pharmacology, project management, Clinical Trials, medical affairs studies and other activities reasonably necessary in order to obtain and maintain Marketing Approval of a drug or biologic product. “Develop” and “Developing” have a correlative meaning.
1.42“Development Diligence Obligations” has the meaning set forth in Section 5.4(a).
1.43“Development Milestone” has the meaning set forth in Section 6.2(a).
1.44“Development Milestone Payment” has the meaning set forth in Section 6.2(a).
1.45“Diligence Issue” has the meaning set forth in Section 5.4(c).
1.46“Diligence Obligations” has the meaning set forth in Section 5.4(b).
1.47“Disclosing Party” has the meaning set forth in Section 10.1.
1.48“Dispute Notice” has the meaning set forth in Section 12.2.

1.49“Disputed Matter” has the meaning set forth in Section 12.1.
1.50“Dollars” means United States Dollars, or any successor currency thereto.
1.51“Effective Date” has the meaning set forth in the Preamble.
1.52[*]
1.53“Exchange Act” has the meaning set forth in the definition of Change of Control.
1.54“Executive Officer” means, in the case of each Party, [*].
1.55“Existing Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, by and between ICT and Lyell, effective as of [*].
1.56“Existing Third Party Agreement” means any agreement entered into as of or prior to the Effective Date by and between any member of the ICT Group or any of its Affiliates, on the one hand, and a Third Party, on the other hand, pursuant to which any of the ICT Group or any of its Affiliates is granted a license or other rights to Intellectual Property of such Third Party or any of its Affiliates to Develop, Manufacture, Commercialize or otherwise exploit any Product Candidate or Product for use in the Field in the Lyell Territory.
1.57“FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act.
1.58“FDA” means U.S. Food and Drug Administration.
1.59“FDA Approval” means Marketing Approval of a Product for use in the Field in the U.S.
1.60“Field” means any and all uses in humans and animals, including the diagnosis, treatment, palliation, or prevention of any human or animal disease, disorder, or condition or any symptoms associated therewith.
1.61“First Commercial Sale” means the first commercial sale of an applicable biologic product in the applicable country by or on behalf of a Person to an unrelated Third Party following Marketing Approval of such biologic product in such country. For clarity, sales or transfers of reasonable quantities of a biologic product for Development, including Non-Clinical Studies or Clinical Trials, and “treatment IND sales,” “named patient sales,” “compassionate use sales” and other sales as part of an expanded access program, shall not be considered a First Commercial Sale.
1.62“First FDA Approval” means the first FDA Approval received by or on behalf of Lyell.
1.63[*]
1.64“force majeure” has the meaning set forth in Section 13.2.
1.65“Global Safety Database” has the meaning set forth in Section 5.3(c).
1.66“Good Clinical Practices” or “GCP” means all Applicable Laws and applicable International Council for Harmonisation (“ICH”) guidelines for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of Clinical Trials, including (a) 21 C.F.R. Parts 11, 50, 54, 56, 312, 314 and 320 and (b) any analogous Applicable Laws in any other countries to the extent no less stringent than such Applicable Laws in the U.S. and the applicable ICH guidelines (and to the extent less stringent, then such Applicable Laws in the U.S. and the applicable ICH guidelines shall apply to such countries).
1.67“Good Laboratory Practices” or “GLP” means the applicable then-current standards for laboratory activities for pharmaceuticals or biologics, including as set forth in (a) the then-current good laboratory practice standards promulgated or endorsed by FDA, as defined in 21 C.F.R. Part 58 and (b) any analogous Applicable Laws in any relevant country, to the extent no less stringent than such Applicable Laws in the U.S. (and to the extent less stringent, then such Applicable Laws in the U.S. shall apply to such countries).
1.68“Good Manufacturing Practices” or “GMP” means Good Manufacturing Practice and General Biological Products Standards, as promulgated under and in accordance with (a) the FD&C Act (including 21 C.F.R. Parts 210, 211 and 600-680) and (b) any analogous Applicable Laws in any relevant country to the extent no less stringent than such Applicable Laws in the U.S. (and to the extent less stringent, then such Applicable Laws in the U.S. shall apply to such countries).
1.69“Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.70“HSR” has the meaning set forth in the definition of Antitrust Laws.
1.71“ICC” has the meaning set forth in Section 12.3(a).
1.72“ICC Court” has the meaning set forth in Section 12.3(c).
1.73“ICH” has the meaning set forth in the definition of Good Clinical Practices.
1.74“ICT” has the meaning set forth in the Preamble.
1.75“ICT Development Plan” has the meaning set forth in Section 5.2.
1.76“ICT Group” has the meaning set forth in the Preamble.
1.77“ICT Holdings” has the meaning set forth in the Preamble.
1.78“ICT Indemnitee” has the meaning set forth in Section 9.2.
1.79“ICT IP” means the ICT Know-How and ICT Patents.
1.80“ICT Know-How” means (a) to the extent Controlled by any member of the ICT Group or any of its Affiliates as of the Effective Date or during the Term, any and all Know-How that is necessary or useful for the Development, Manufacture, Commercialization or other exploitation of any Product Candidate or Product within the Field and (b) any member of the ICT Group’s or any of its Affiliates’ interest in any and all Joint Know-How.
1.81“ICT Patents” means (a) to the extent Controlled by any member of the ICT Group or any of its Affiliates as of the Effective Date or during the Term, any and all Patent Rights that Cover any Product Candidate or Product or the ICT Know-How, or are otherwise necessary or useful for the Development, Manufacture, Commercialization or other exploitation of any Product Candidate or Product within the Field, including those Patent Rights set forth on

Schedule 8.2(a) and (b) any member of the ICT Group’s or any of its Affiliates’ interest in any and all Joint Patents.
1.82“ICT Territory” means the People’s Republic of China, which, for purposes of this Agreement, includes mainland China, Taiwan, Macau, and Hong Kong.
1.83“ICT Trademarks” means the Platform Trademarks and the Product Trademarks.
1.84“IND” means an Investigational New Drug Application as defined in the FD&C Act or any comparable submission to the applicable Regulatory Authority in any other country that is required to initiate or conduct clinical testing of a biologic product in humans in such country.
1.85“Indemnification Claim Notice” has the meaning set forth in Section 9.3(a).
1.86“Indemnifying Party” has the meaning set forth in Section 9.3(a).
1.87“Indemnitee” has the meaning set forth in Section 9.3(a).
1.88“Initial Press Release” has the meaning set forth in Section 10.4(a).
1.89“Intellectual Property” means all intellectual property and rights in confidential information throughout the world, including all U.S. and foreign (a) Patent Rights, (b) copyrights and copyrightable subject matter, (c) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized thereby (“Trademarks”) and (d) Know-How.
1.90“IP Steering Committee” has the meaning set forth in Section 3.3(a).
1.91“IP Steering Committee Chairperson” has the meaning set forth in Section 3.3(b)(i).
1.92“IP Steering Committee Members” has the meaning set forth in Section 3.3(b)(ii).
1.93“Joint IP” means any and all Joint Know-How and Joint Patents.
1.94“Joint Know-How” means any and all Know-How first conceived, reduced to practice or otherwise developed, made or discovered jointly by or on behalf of any member of the ICT Group or any of its Related Parties, on the one hand, and Lyell or any of its Related Parties, on the other hand, in connection with this Agreement.
1.95“Joint Patents” means any and all Patent Rights Covering Joint Know-How.
1.96“JSC” has the meaning set forth in Section 3.1(a).
1.97“JSC Chairperson” has the meaning set forth in Section 3.1(b)(i).
1.98“JSC Members” has the meaning set forth in Section 3.1(b)(ii).
1.99“Know-How” means all technical, scientific, regulatory, business and other information, results, knowledge, techniques and data, in whatever form and whether or not confidential or patentable, including inventions, invention disclosures, discoveries, plans, processes, practices, methods, knowledge, trade secrets, know-how, instructions, skill, experience, drawings, data, manufacturing documentation (including manufacturing batch records and documentation supporting GMP), formulae, formulations, compositions, specifications, marketing, pricing, distribution, costs, sales and manufacturing data or descriptions, information regarding cells, cell lines, assays, chemical structures, chemical sequences, other physical, biological, and chemical materials and technology. For clarity, “Know-How” does not include Patent Rights to the extent claiming any of the foregoing.
1.100“Lyell” has the meaning set forth in the Preamble.
1.101“Lyell Common Stock” means newly issued common stock, par value $0.0001 per share, of Lyell.
1.102[*]
1.103“Lyell Indemnitee” has the meaning set forth in Section 9.1.
1.104“Lyell IP” means Lyell Know-How and Lyell Patents.
1.105“Lyell Know-How” means (a) to the extent Controlled by Lyell or any of its Affiliates as of the Effective Date or during the Term, any and all Know-How that is necessary or useful for the Development, Manufacture, Commercialization or other exploitation of any Product Candidate or Product and (b) Lyell’s or any of its Affiliates’ interest in any Joint Know-How.
1.106“Lyell Manufacturing Date” has the meaning set forth in the Transition Plan.
1.107“Lyell Patents” means (a) to the extent Controlled by Lyell or any of its Affiliates as of the Effective Date or during the Term, any and all Patent Rights that Cover any Product Candidate or Product or the Lyell Know-How and (b) Lyell’s or any of its Affiliates’ interest in any Joint Patents.
1.108“Lyell Territory” means worldwide, other than the ICT Territory.
1.109“Lyell Transition Costs” means any amounts payable by Lyell to the ICT Group in connection with the Transition Plan.
1.110“Manufacture” means activities directed to producing, manufacturing, processing, filling, finishing, packaging, labeling, stability testing, quality assurance testing and release, shipping and storage of a drug or biologic product. “Manufacturing” has a correlative meaning.
1.111“Marketing Approval” means approval by FDA or any foreign counterpart thereof for the commercial marketing and sale (including pricing and reimbursement approval) of a biologic product.
1.112“Marketing Approval Application” means (a) a Biologics License Application (as described in 21 C.F.R. § 601.2, in the United States) or (b) any comparable submission to the applicable Regulatory Authority in any other country that is necessary to seek Marketing Approval for a biologic product in such country.
1.113“mCRC” means metastatic colorectal cancer.

1.114“Milestone Payments” has the meaning set forth in Section 6.3(a).
1.115“Milestones” means Commercial Milestones and Development Milestones.
1.116“Negotiation Period” has the meaning set forth in Section 12.2.
1.117“Net Sales” means, with respect to the applicable Product, the gross amount invoiced in an arms-length transaction by Lyell, its Affiliates, or its licensees or sublicensees (each, a “Seller”) for the sale of such Product to a Third Party (other than a sublicensee), less the following deductions to the extent with respect to the Product, without duplication and in accordance with the Accounting Standards:
(a)trade, cash and quantity discounts, cash and non-cash coupons, and chargeback payments and rebates granted to trade customers, managed health care organizations, pharmaceutical benefit managers, group purchasing organizations, or federal, state, or local Governmental Authorities;
(b)credits, allowances and chargebacks for claims, spoiled, damaged or outdated goods, rejections or returns, including product returned in connection with recalls or withdrawals;
(c)Taxes (other than income Taxes) levied directly or indirectly on the sale, export or import, including VAT (net of any reimbursement of VAT actually received);
(d)actual freight and insurance costs incurred, but not reimbursed by customers, in transportation to customers;
(e)any fees, Taxes or other charges that become due in connection with any healthcare reform, change in government pricing or discounting schemes, or other action of a Governmental Authority, including that portion of the annual fee on prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 or similar sales-based taxes or fees adopted in the future, in each case, to the extent reasonably allocable to sales of the applicable product; and
(f)amounts that are written off as uncollectible in accordance with the accounting procedures of the applicable Seller; provided that if any such written-off amounts are subsequently collected, such collected amounts shall be included in Net Sales in the period in which they are subsequently collected.
To the extent any accrued amounts used in the calculation of Net Sales are estimates, such estimates shall be trued-up to actuals in accordance with the applicable Seller’s Accounting Standards (including that, for any estimates of deductions that are later decreased, the difference will be added back to Net Sales). Sales of the applicable Product by a Seller to another Seller for subsequent resale by such Seller to a Third Party will not be a sale for purposes of “Net Sales.”
The supply of Product as samples for charitable or promotional purposes, for use in Non-Clinical Studies or Clinical Trials or any test or other studies reasonably necessary to comply with any Applicable Laws, or other instances that are otherwise normal and customary in the industry, including “treatment IND sales,” “named patient sales,” “compassionate use sales” and other sales as part of an expanded access program, shall not be included in the computation of Net Sales.

In the case of any non-cash consideration received by each Seller for sale of a Product, the amount included in Net Sales shall be the fair market value of such non-cash consideration.
In the event that the applicable Product is a Combination Product, Net Sales of such Combination Product shall be calculated on a Combination Product-by-Combination Product and country-by-country basis as follows:
(a)    if the Product Candidate and other active ingredients in such Combination Product are each sold separately as a stand-alone product in finished form in the applicable country, then Net Sales of such Combination Product in such country shall be calculated by [*];
(b)    if the Product Candidate included in the Combination Product is sold separately as a stand-alone product in finished form in the applicable country but each of the other active ingredients are not sold separately in finished form in such country, then Net Sales of such Combination Product in such country shall be calculated by [*];
(c)    if the Product Candidate is not sold separately as a stand-alone product in finished form in such country but the other active ingredients included in the Combination Product are sold separately in finished form in such country, then Net Sales of such Combination Product in such country shall be calculated by [*]; and
(d)    if neither the Product Candidate nor the other active ingredients are sold separately in such country, then Net Sales of such Combination Product in such country shall be calculated based on [*].
1.118[*]
1.119“New York Court” has the meaning set forth in Section 12.3(g).
1.120“Non-breaching Party” has the meaning set forth in Section 11.2.
1.121“Non-Clinical Studies” means all non-human studies of pharmaceutical products.
1.122“Non-Controlling Party” has the meaning set forth in Section 7.3(c).
1.123“Non-publishing Party” has the meaning set forth in Section 10.5.
1.124“Ongoing U.S. Trial” means that certain Clinical Trial in the U.S. registered with ClinicalTrials.gov identifier NCT05319314.
1.125“Other Party” has the meaning set forth in Section 8.8.
1.126[*]
1.127[*]
1.128“Party” or “Parties” has the meaning set forth in the Preamble.
1.129“Patent Dispute” has the meaning set forth in Section 12.2.

1.130[*]
1.131“Patent Rights” means any and all national, regional and international patents and patent applications, invention disclosures, and all continuations, continuations-in-part, divisionals, provisionals, reissues, reexaminations, substitutions, extensions or restorations, including revalidations, reissues, reexaminations and extensions (including supplementary protection certificates and the like), and patents of addition.
1.132“PDF” has the meaning set forth in Section 13.13.
1.133“Permitted Out-of-Pocket Expenses” means [*]
1.134“Person” means an individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, Governmental Authority or other similar entity.
1.135“Pharmacovigilance Agreement” has the meaning set forth in Section 5.3(c).
1.136“Phase 1 Clinical Trial” means a clinical trial of a biologic product in human subjects that is designed to satisfy the requirements for a Phase 1 study as described in 21 C.F.R. § 312.21(a), regardless of where such Clinical Trial is conducted.
1.137“Phase 2 Clinical Trial” means a clinical trial of a biologic product in human subjects that is designed to satisfy the requirements for a Phase 2 study as described in 21 C.F.R. § 312.21(b), regardless of where such Clinical Trial is conducted.
1.138“Phase 3 Clinical Trial” means a clinical trial of a biologic product that is designed to satisfy the requirements for a Phase 3 study as defined in 21 C.F.R. § 312.21(c) and is sufficient to support submission of a Marketing Approval Application for such biologic product, regardless of where such clinical trial is conducted.
1.139“Phase 4 Clinical Trial” means (a) a post-approval clinical trial for a biologic product conducted after Marketing Approval has been received or that is required or agreed to be conducted as a condition of receiving Marketing Approval in a country and (b) any marketing study, epidemiological study, modeling and pharmacoeconomic study, investigator-initiated clinical trial or post-marketing surveillance study of such product or a registry study, in each case (of this clause (b)) that is not intended for use as a basis for obtaining Marketing Approval (including expanded product labeling) for a biologic product.
1.140“Platform IP” means the Platform Know-How and Platform Patents.
1.141“Platform Know-How” means any ICT Know-How or Joint Know-How that is not Product Know-How.
1.142“Platform Patent” means any ICT Patent or Joint Patent that is not a Product Patent.
1.143“Platform Trademarks” means, to the extent Controlled by the ICT Group or any of its Affiliates as of the Effective Date or during the Term, (a) those Trademarks identified on Schedule 8.2(a) as “Platform Trademarks” and (b) any and all other Trademarks that relate to one or more Product Candidates or Products, other than (i) the corporate names and logos of the ICT Group or any of its Affiliates and (ii) the Product Trademarks.
1.144[*]

1.145“Presiding Arbitrator” has the meaning set forth in Section 12.3(c).
1.146“Product” means any biologic product that is comprised of or contains any Product Candidate as an active ingredient, in any form, presentation, dosage or formulation, and for any mode of administration, whether as the sole active ingredient or in combination with other active ingredients (whether as a single biologic formulation or a combination therapy sold together for a single price) (a “Combination Product”).
1.147“Product Candidate” means that certain product candidate known by the Parties as of the Effective Date as “GCC19CART” [*].
1.148“Product IP” means the Product Know-How and Product Patents.
1.149“Product Know-How” [*]
1.150“Product Patent” [*]
1.151“Product Trademarks” means, to the extent Controlled by any member of the ICT Group or any of its Affiliates as of the Effective Date or during the Term, (a) those Trademarks identified on Schedule 8.2(a) as “Product Trademarks” and (b) any and all other Trademarks exclusively related to one or more Product Candidates or Products.
1.152“Prosecuting Party” has the meaning set forth in Section 7.2(e).
1.153“Publishing Party” has the meaning set forth in Section 10.5.
1.154“Recipient” has the meaning set forth in Section 10.1.
1.155“Registration Rights Agreement” has the meaning set forth in Section 8.7.
1.156“Regulatory Authority” means, with respect to a particular country, the Governmental Authority(ies) responsible for granting Marketing Approval, including FDA in the U.S.
1.157“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Product other than Patent Rights, including rights conferred in the U.S. under the Biologics Price Competition and Innovation Act or the FDA Modernization Act of 1997 (including pediatric exclusivity) and rights similar thereto outside the U.S.
1.158“Regulatory Materials” means regulatory applications, submissions, notifications, correspondences, registrations, Marketing Approvals or other filings made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably useful to Develop, Manufacture, Commercialize or otherwise exploit any biologic product in a particular jurisdiction. “Regulatory Materials” include INDs and Marketing Approval Applications.
1.159“Related Party” means (a) with respect to a Party, such Party’s Affiliates and Subcontractors, (b) with respect to Lyell, any sublicensee of the rights granted to Lyell pursuant to Section 2.1 and (c) with respect to the ICT Group, any licensee or sublicensee of any ICT IP (excluding, for clarity, Lyell, its Affiliates and any Persons included in the foregoing clause (b)).
1.160“Representatives” means, as to any Person, such Person’s and its and their Affiliates’ respective directors, officers, employees, agents, consultants, advisors, independent contractors, accountants, actual and potential licensees, sublicensees or other representatives, in each case, acting on its behalf.
1.161“Resolution Date” has the meaning set forth in Section 5.4(c).
1.162“Royalty Payment” has the meaning set forth in Section 6.4(a).
1.163“Royalty Rate” has the meaning set forth in Section 6.4(a).
1.164“Royalty Report” has the meaning set forth in Section 6.4(d).
1.165“Royalty Term” has the meaning set forth in Section 6.4(b).
1.166“Rules” has the meaning set forth in Section 12.3(a).
1.167“Sanctioned Jurisdiction” means a country or territory that is itself the subject or target of any Sanctions and Export Control Laws (as of the date of this Agreement, Cuba, Iran, North Korea, and the Crimea, the so-called Luhansk People’s Republic, and the so-called Donetsk People’s Republic regions of Ukraine, and the non-government controlled areas of Ukraine in the oblasts of Kherson and Zaporizhzhia).
1.168“Sanctioned Person” means any Person targeted by Sanctions and Export Control Laws, including as a result of being (a) listed in any list of sanctioned Persons, including those maintained by the U.S. (including the Department of the Treasury’s Office of Foreign Assets Control and the Department of State); (b) located, organized, or resident in a Sanctioned Jurisdiction; (c) directly or indirectly owned fifty percent (50%) or more or controlled (as defined in Section 1.7), individually or in the aggregate, by one or more Persons described in the foregoing clauses (a) and/or (b); or (d) identified on the U.S. Department of Commerce’s Entity List, Denied Persons List, Unverified List or Military End User List, or the U.S. Department of State’s Debarred List.
1.169“Sanctions and Export Control Laws” means any and all Applicable Laws related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic or financial sanctions and trade embargoes, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State or (c) anti-boycott measures.
1.170“SEC” means the U.S. Securities and Exchange Commission.
1.171“Second-Right Party” has the meaning set forth in Section 7.3(a)(ii).
1.172“Securities Act” has the meaning set forth in Section 8.2(w).
1.173[*]
1.174“Subcontractor” means a Third Party subcontractor engaged by either Party or any of its Affiliates to perform activities in connection with this Agreement.
1.175“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, VAT, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty) and any related charge or amount in the nature of a tax (including any fine, addition to tax, penalty or interest with respect thereto), imposed, assessed or collected by any Governmental Authority.

1.176“Technology Transfer Completion Date” means the earlier of the [*] and [*].
1.177“Technology Transfer Period” means the period beginning as of the Effective Date and ending upon the Technology Transfer Completion Date.
1.178“Term” has the meaning set forth in Section 11.1.
1.179“Term Sheet” has the meaning set forth in Section 13.1.
1.180“Terminated Country” means any country in the Lyell Territory for which this Agreement has been terminated under any of Sections 11.2 through 11.5. For clarity, if the Agreement has been terminated in its entirety under any such Section, all countries in the Lyell Territory shall be Terminated Countries.
1.181“Terminated Product” means any Product for which this Agreement has been terminated under any of Sections 11.2 through 11.5. For clarity, if the Agreement has been terminated in its entirety under any such Section, all Products shall be Terminated Products.
1.182“Termination Date” means the effective date of any termination of this Agreement.
1.183“Territory” means (a) in the case of Lyell, the Lyell Territory and (b) in the case of the ICT Group, the ICT Territory.
1.184“Third Party” means any Person other than the ICT Group or Lyell or any of their respective Affiliates or Representatives.
1.185“Third Party Claim” has the meaning set forth in Section 9.1.
1.186“Third Party Infringement” has the meaning set forth in Section 7.3(a).
1.187“Third Party Intellectual Property” means any Intellectual Property owned by a Third Party, or with respect to which a Third Party has the right to grant a license, sublicense or other rights.
1.188“Third Party IP Payments” has the meaning set forth in Section 6.5.
1.189“Transfer Taxes” has the meaning set forth in Section 6.10(a).
1.190“Transferring Party” has the meaning set forth in Section 13.4.
1.191“Transition Plan” has the meaning set forth in Section 4.1(b).
1.192“Transition Working Group” has the meaning set forth in Section 4.2.
1.193“Upfront Payment” has the meaning set forth in Section 6.1.
1.194“U.S.” or “United States” means the United States of America (including all possessions and territories thereof).
1.195“U.S. Bankruptcy Code” means Title 11 of the U.S. Code, 11 U.S.C. §§ 101 et seq.

1.196“Valid Claim” means (a) a claim (including a process, use, or composition of matter claim) of an issued and unexpired Patent Rights, which has not been held invalid or unenforceable by a patent office, court or other Governmental Authority of competent jurisdiction, which holding is unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid by the owner through reissue, disclaimer or otherwise, or (b) a claim (including a process, use, or composition of matter claim) within a patent application that is pending for no more than [*] and that has not been revoked, canceled, withdrawn, or affirmatively abandoned, or held invalid, unenforceable, unpatentable, or abandoned by a patent office, court or other Governmental Authority of competent jurisdiction, which holding is unappealable or unappealed within the time allowed for appeal.
1.197“Withholding Taxes” has the meaning set forth in Section 6.10(b).
1.198“Working Group” has the meaning set forth in Section 3.1(f).
ARTICLE 2

LICENSE GRANTS
2.1License from the ICT Group to Lyell. Subject to the terms and conditions of this Agreement, each member of the ICT Group hereby grants, and shall cause its Affiliates to grant, to Lyell:
(a)an exclusive (even as to the ICT Group and its Affiliates, except to exercise the retained rights as set forth in Section 2.6), sublicensable (in accordance with Section 2.4), transferable (solely in accordance with Section 13.4), royalty-bearing license under the ICT IP to Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise exploit any Product Candidates and Products for use in the Field throughout the Lyell Territory (for clarity, this license grant does not include any rights, exclusive or non-exclusive, under the ICT IP to Develop, have Developed, Manufacture, have Manufactured, Commercialize or have Commercialized any products or materials other than the Products and the Product Candidates (and materials necessary or useful to Manufacture such Product Candidates and Products for the purpose of Manufacturing such Product Candidates and Products), such rights being reserved to ICT) and
(b)a non-exclusive, sublicensable (in accordance with Section 2.4), transferable (solely in accordance with Section 13.4), royalty-free license under the ICT IP to Develop, have Developed, Manufacture and have Manufactured any Product Candidates and Products outside the Lyell Territory solely for Development and Commercialization for use in the Field throughout the Lyell Territory [*].
2.2ICT Trademarks
. Subject to the terms and conditions of this Agreement, each member of the ICT Group hereby grants, and shall cause its Affiliates to grant, to Lyell:
(a)an exclusive (even as to the ICT Group and its Affiliates), sublicensable (in accordance with Section 2.4), transferable (solely in accordance with Section 13.4), royalty-bearing license under the Product Trademarks to Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise exploit any Product Candidates and Products for use in the Field throughout the Lyell Territory; and

(b)a non-exclusive, sublicensable (in accordance with Section 2.4), transferable (solely in accordance with Section 13.4), royalty-bearing license under the Platform Trademarks to Develop, have Developed, Manufacture, have Manufactured, Commercialize, have Commercialized and otherwise exploit any Product Candidates and Products for use in the Field throughout the Lyell Territory.
2.3Compliance with ICT Trademarks. Lyell shall comply with all reasonable usage guidelines with respect to the ICT Trademarks that the ICT Group provides in writing to Lyell reasonably in advance; provided that to the extent that any changes are required by any such guidelines provided by the ICT Group to Lyell, such changes shall not apply to any materials or activities that are in stock or in process at the time that such guidelines are provided to Lyell and such guidelines shall be consistent with those that apply to the ICT Group’s and its other licensees’ use of the applicable Trademarks. All goodwill arising from usage of the ICT Trademarks by or on behalf of Lyell and its Related Parties shall inure to the benefit of the ICT Group. To the extent reasonably practicable and permitted by Applicable Law, any use of an ICT Trademark shall include a statement that the ICT Trademark is a registered trademark of Innovative Cellular Therapeutics Holdings Limited. Except as permitted under this Agreement, Lyell shall not (i) use or apply to register any ICT Trademark, or any mark confusingly similar thereto, anywhere in the world for any goods or services, or (ii) challenge or support any other Person’s challenge, to ICT’s or its Related Party’s ownership, use, or registration of the ICT Trademarks.
2.4Sublicenses. Lyell shall have the right to grant sublicenses to its Affiliates and Third Parties of any and all rights licensed to Lyell pursuant to the terms of this Agreement. Each sublicense granted hereunder shall be subject to, and consistent with, the terms and conditions of this Agreement. Granting a sublicense shall not relieve Lyell of any of its obligations hereunder. Lyell shall be fully responsible for any acts or omissions of any of its sublicensees in connection with this Agreement as if such acts or omissions were conducted by Lyell.
2.5Lyell Subcontractors. Lyell may perform any of its obligations or exercise any of its rights under this Agreement through one or more subcontractors or consultants; provided that Lyell shall remain fully responsible for any acts or omissions of such subcontractors or consultants in connection with this Agreement as if such acts or omissions were conducted by Lyell.
2.6ICT Retained Rights. Notwithstanding the exclusive nature of the license granted under Section 2.1(a), the ICT Group retains the right to practice the ICT IP to fulfill its obligations under this Agreement.
2.7No Implied Rights; Negative Covenant. Except to the extent expressly provided hereunder, each Party reserves its and its Affiliates’ rights in and to all Intellectual Property not expressly licensed or otherwise granted hereunder. Without limiting the foregoing, this Agreement and the licenses and rights granted herein do not, and shall not be construed to, confer any rights upon either Party, its Affiliates, or its Related Parties by implication, estoppel, or otherwise as to any of the other Party’s or its Affiliates’ Intellectual Property, except to the extent expressly set forth herein.
2.8Diversion. Subject to Applicable Laws, neither Party shall engage in any advertising, promotional, educational or advisory activities relating to any Product directed primarily to customers or other buyers or users of such Product located outside of its Territory or accept orders for any Product from or sell any Product into such other Party’s Territory for its own account, and, if a Party receives any order for any Product in the other Party’s Territory, it shall refer such orders to the other Party, to the extent it is not prohibited from doing so under

Applicable Laws. Each Party shall use commercially reasonable efforts to monitor and prevent exports of the Product Candidates and Products from its own Territory for Development or Commercialization in the other Party’s Territory using methods permitted under Applicable Laws that are commonly used in the industry for such purpose (if any), and shall promptly inform the other Party of any such exports of the Product Candidates and Products from its Territory, and any actions taken to prevent such exports. Subject to Section 7.3, each Party agrees to use commercially reasonable efforts as permitted by Applicable Laws to take reasonable actions requested in writing by the other Party to prevent exports of the Product Candidates and Products from its Territory for Development or Commercialization in the other Party’s Territory.
ARTICLE 3

GOVERNANCE
3.1 Joint Steering Committee.
(a)Purpose; Formation. The Parties hereby establish a joint steering committee (the “JSC”) to facilitate communication between the Parties with respect to Development of Product Candidates and to oversee clinical development of Product Candidates in accordance with the terms hereof.
(b)Composition.
(i)The JSC shall be co-chaired by an employee of each Party (each, a “JSC Chairperson”) (for clarity, for the purposes of this Article 3, the ICT Group shall count as a single Party). The JSC Chairpersons for each Party as of the Effective Date shall be as set forth on Part A of Schedule 3.1(b). The JSC Chairpersons (or their designees) shall have the responsibility to call meetings, circulate meeting agendas at least [*] prior to each regular JSC meeting, and on alternating basis, draft minutes for each JSC meeting and circulate such minutes for both Parties’ written approval. The JSC Chairpersons shall have no other authority or special voting power.
(ii)In addition to the JSC Chairpersons, each Party has initially appointed three (3) additional employees or other representatives to serve as JSC members as set forth on Part A of Schedule 3.1(b) (together with the JSC Chairpersons, the “JSC Members”). Each JSC Member shall be required to have expertise in one of the following areas, and a Party’s JSC Members shall be required to have expertise collectively in all of the following areas: Development, Manufacturing and finance related to biologic products similar to the Product Candidate. Each JSC Member shall have sufficient expertise and seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. The JSC may change its size from time to time by mutual written agreement of the JSC Members; provided that the JSC shall consist at all times of an equal number of JSC Members of each of Lyell and the ICT Group. Each Party may replace its JSC Members at any time upon written notice to the other Party; provided that the replacement has the requisite expertise and seniority for such JSC Member hereunder. Each Party may invite non-members to participate in the meetings of the JSC; provided that (A) the other Party has agreed in writing to allow such participant to attend such meeting in advance of such meeting and (B) such participants (x) are subject to confidentiality obligations (whether in writing or by operation of law) consistent with this Agreement and (y) have no voting rights.
(c)Specific Responsibilities of the JSC. In addition to its overall responsibility for monitoring and providing a forum to discuss and coordinate Development of the Product Candidates and Products, the JSC shall, in particular:

(i)review, discuss and approve any amendments or other updates to the Transition Plan;
(ii)review and discuss the clinical development of Product Candidates in the U.S. prior to the First FDA Approval, including patient enrollment and clinical safety management matters;
(iii)review, discuss and approve any amendments or other updates to the ICT Development Plan in accordance with Section 5.2;
(iv)oversee the establishment, termination and activities of any Working Groups in accordance with Section 3.1(f) as it deems necessary to achieve the objectives and intent of this Agreement; and
(v)perform such other functions as mutually agreed upon in writing or as expressly specified in this Agreement.
(d)Meetings. The JSC shall meet at least [*] per [*] (spaced at regular intervals) during the Technology Transfer Period and, after the end of the Technology Transfer Period, at least [*] per [*] (spaced at regular intervals) until the First FDA Approval, unless the Parties mutually agree in writing upon a different frequency. Meetings of the JSC shall be effective only if the JSC Chairperson of each Party is present at, or participating in, such meeting. The JSC may meet in person, by videoconference or by teleconference, with in-person meetings held at locations alternately selected by Lyell and by the ICT Group. Each Party will be responsible for the costs and expenses of its participation in JSC meetings.
(e)Decision-Making.
(i)The JSC shall act by consensus, with each Party having, collectively, one (1) vote on behalf of such Party. If the JSC fails to reach unanimous agreement on a matter presented to it for a vote for a period in excess of [*], then [*].
(ii)The JSC shall only have those powers expressly assigned to it in this Section 3.1 and elsewhere in this Agreement. Notwithstanding anything to the contrary herein, (A) the JSC shall have not have the power to amend, modify, or waive compliance with the terms of this Agreement and (B) [*], or (2) impose material obligations on the other Party that are not expressly set forth herein.
(f)Working Groups. From time to time, the JSC may establish and delegate duties to teams (each, a “Working Group”) on an “as-needed,” ad hoc basis to oversee particular projects or activities. Such Working Groups shall be constituted and shall operate as the JSC may determine; provided that (i) each Working Group shall have equal representation from each Party and (ii) the Working Groups shall not have any decision-making authority, except as delegated in writing by the JSC. Each Working Group and its activities shall be subject to the oversight, review and approval of the JSC.
(g)Disbandment of JSC. Unless earlier disbanded by mutual written agreement of the Parties, the JSC shall continue to exist until [*]. If the JSC is disbanded in accordance with the foregoing, (i) all decisions within the JSC’s decision-making authority shall be made by [*] and (ii) from and after any such disbandment, any references to the JSC under this Agreement shall be deemed to be references to the Parties.
3.2    Advisory Committee.

(a)Purpose; Formation. The Parties hereby establish a joint advisory committee to provide guidance and recommendations for research and translational science matters relating to the Product Candidates (the “Advisory Committee”). For clarity, the Advisory Committee shall serve as an information sharing body only and shall have no decision-making authority.
(b)Composition.
(i)The Advisory Committee shall be co-chaired by an employee or other representative of each Party (each, an “Advisory Committee Chairperson”). The Advisory Committee Chairpersons for each Party as of the Effective Date shall be as set forth on Part B of Schedule 3.1(b). The Advisory Committee Chairpersons (or their designees) shall have the responsibility to call meetings, circulate meeting agendas at least [*] prior to each regular Advisory Committee meeting, and on an alternating basis, draft minutes for each Advisory Committee meeting and circulate such minutes for both Parties’ written approval. The Advisory Committee Chairpersons shall have no other authority or special voting power.
(ii)In addition to the Advisory Committee Chairpersons, each Party has initially appointed three (3) additional employees or other representatives to serve as Advisory Committee members as set forth on Part B of Schedule 3.1(b) (together with the Advisory Committee Chairpersons, the “Advisory Committee Members”). Each Advisory Committee Member shall be required to have expertise in one of the following areas: translational science or Development of biologic products similar to the Product Candidate. The Advisory Committee may change its size from time to time by mutual written agreement of the Advisory Committee Members; provided that the Advisory Committee shall consist at all times of an equal number of Advisory Committee Members of each of Lyell and the ICT Group. Each Party may replace its Advisory Committee Members at any time upon written notice to the other Party; provided that the replacement has the requisite expertise for such Advisory Committee Member hereunder. Each Party may invite non-members to participate in the meetings of the Advisory Committee; provided that (A) the other Party has agreed in writing to allow such participant to attend such meeting in advance of such meeting and (B) such participants (x) are subject to confidentiality obligations (whether in writing or by operation of law) consistent with this Agreement and (y) have no voting rights.
(c)Meetings. The Advisory Committee shall meet at least once per [*] (spaced at regular intervals) until the Advisory Committee is disbanded in accordance with Section 3.2(d), unless the Parties mutually agree in writing to a different frequency for such meetings. Meetings of the Advisory Committee shall be effective only if the Advisory Committee Chairperson of each Party is present at, or participating in, such meeting. The Advisory Committee may meet in person, by videoconference or by teleconference, with in-person meetings held at locations alternately selected by Lyell and by the ICT Group. Each Party will be responsible for the costs and expenses of its participation in Advisory Committee meetings.
(d)Disbandment of Advisory Committee. The Advisory Committee shall continue to exist until [*], at which time the Advisory Committee shall automatically disband and the Parties’ obligations under this Section 3.2 shall automatically terminate.
3.3    IP Steering Committee.
(a)Purpose; Formation. The Parties hereby establish an intellectual property steering committee to [*] (the “IP Steering Committee”). The IP Steering Committee shall also be tasked with [*].

(b)Composition.
(i)The IP Steering Committee shall be co-chaired by an employee or other representative of each Party (each, an “IP Steering Committee Chairperson”). The IP Steering Committee Chairpersons for each Party as of the Effective Date shall be as set forth on Part C of Schedule 3.1(b). The IP Steering Committee Chairpersons (or their designees) shall have the responsibility to call meetings and circulate meeting agendas at least [*] prior to each regular IP Steering Committee meeting. The IP Steering Committee Chairpersons shall have no other authority or special voting power.
(ii)In addition to the IP Steering Committee Chairpersons, each Party has initially appointed two (2) additional employees or other representatives to serve as IP Steering Committee members as set forth on Part C of Schedule 3.1(b) (together with the IP Steering Committee Chairpersons, the “IP Steering Committee Members”). Each IP Steering Committee Member shall be required to have expertise in [*]. The IP Steering Committee may change its size from time to time by mutual written agreement of the IP Steering Committee Members; provided that the IP Steering Committee shall consist at all times of an equal number of IP Steering Committee Members of each of Lyell and the ICT Group. Each Party may replace its IP Steering Committee Members at any time upon written notice to the other Party; provided that the replacement has the requisite expertise for such IP Steering Committee Member hereunder. Each Party may invite non-members to participate in the meetings of the IP Steering Committee; provided that (A) the other Party has agreed in writing to allow such participant to attend such meeting in advance of such meeting and (B) such participants (x) are subject to confidentiality obligations (whether in writing or by operation of law) consistent with this Agreement and (y) have no voting rights.
(c)Specific Responsibilities of the IP Steering Committee. In addition to its overall responsibility for [*], the IP Steering Committee shall, in particular:
(i)[*];
(ii)serve as a forum to discuss the Parties’ specific prosecution strategy decisions [*];
(iii)serve as a forum to review and discuss any comments with respect to [*];
(iv)serve as a forum to discuss a Party exercising its step-in rights to enforce ICT IP in instances in which the Party initially having the option to enforce such rights elects not to do so pursuant to Section 7.3 [*];
(v)[*]
(vi)perform such other functions as agreed upon in writing by the JSC or as expressly specified in this Agreement.
(d)Decision-Making.
(i)The IP Steering Committee shall act by consensus, with each Party having, collectively, one (1) vote on behalf of such Party. If the IP Steering Committee fails to reach unanimous agreement on a matter presented to it for a vote for a period in excess of [*], then with respect to:
[*]

(ii)The IP Steering Committee shall only have those powers expressly assigned to it in this Section 3.3 and elsewhere in this Agreement.
(e)Meetings. The IP Steering Committee shall meet at least [*] per [*] (spaced at regular intervals), unless the Parties mutually agree in writing to a different frequency for such meetings. Without limiting the foregoing, additional meetings of the IP Steering Committee may also be held with the consent of each Party, or as required under this Agreement, and neither Party shall unreasonably withhold its consent to hold such additional meetings. Meetings of the IP Steering Committee shall be effective only if the IP Steering Chairperson of each Party is present at, or participating in, such meeting. The IP Steering Committee may meet in person, by videoconference or by teleconference, with in-person meetings held at locations alternately selected by Lyell and by the ICT Group. Each Party will be responsible for the costs and expenses of its participation in IP Steering Committee meetings.
(f)Disbandment of IP Steering Committee. The IP Steering Committee shall continue to exist until [*], at which time the IP Steering Committee shall automatically disband and the Parties’ obligations under this Section 3.3 shall automatically terminate. If the IP Steering Committee is disbanded in accordance with the foregoing, (i) all decisions within the IP Steering Committee’s decision-making authority shall be made by [*] and (ii) from and after any such disbandment, any references to the IP Steering Committee under this Agreement shall be deemed to be references to the Parties.
ARTICLE 4

TECHNOLOGY TRANSFER AND CLINICAL SUPPLY
4.1    Transition Plan.
(a)During the Technology Transfer Period, upon Lyell’s request, the ICT Group shall disclose the ICT Know-How to Lyell in such form and media as Lyell may reasonably request. ICT shall complete those activities and fulfill those obligations assigned to it under the Transition Plan as soon as reasonably practicable following the Effective Date, but in any event no later than [*]. Subsequent to the Technology Transfer Completion Date, disclosure by the ICT Group of any Know-How developed or for which rights are otherwise obtained after the Technology Transfer Completion Date shall be at the ICT Group’s sole discretion; [*].
(b)Without limiting the foregoing, the Parties shall comply with the transition plan attached hereto as Schedule 4.1 (the “Transition Plan”), which sets forth, among other things, each Party’s rights and obligations, and corresponding timelines, with respect to the (i) provision and transfer of ICT Know-How (including with respect to Manufacturing), Clinical Product and Regulatory Materials, in each case, with respect to the Product Candidates and Products in the Lyell Territory from the ICT Group to Lyell (or its designee) and all documents and materials with respect thereto, (ii) transfer of the conduct of Ongoing U.S. Trial to Lyell and (iii) Manufacture and supply of Clinical Product by the ICT Group to Lyell to ensure ongoing support for the Ongoing U.S. Trial.
4.2    Transition Working Group. As soon as reasonably practicable following the Effective Date, the JSC shall establish a transition working group (“Transition Working Group”) pursuant to Section 3.1(f), consisting of functional leads and subject matter experts from each Party to oversee execution of the Transition Plan. The Transition Working Group shall be responsible for (a) reviewing the progress being made under the Transition Plan, (b) discussing future activities to be conducted under the Transition Plan and the extent to which additional resources need to be applied by either Party or both Parties to complete the transition, and (c) reviewing and as it determines appropriate, preparing amendments or other updates to the Transition Plan for review and approval by the JSC.
4.3    Transition Costs. The costs and expenses incurred by the Parties in performing their respective obligations and exercising their respective rights under the Transition Plan shall be allocated between the Parties in accordance with the Transition Plan.
4.4    Lyell Activities. For clarity, except pursuant to the Pharmacovigilance Agreement, Lyell shall have no obligation under this Agreement to transfer to the ICT Group or any of its Affiliates any data or other results of any of its Development activities in connection with this Agreement.
ARTICLE 5

DEVELOPMENT, COMMERCIALIZATION AND MANUFACTURING
5.1    General
(a)Lyell Rights. As of and following the Effective Date, as between the Parties, Lyell shall have sole right with respect to, and exclusive control over, (i) Development of Product Candidates and Products for use in the Field in the Lyell Territory, (ii) subject to the ICT Group’s obligations under the Transition Plan, Manufacture of Product Candidates and Products for use in the Field in the Lyell Territory and (iii) Commercialization of Products for use in the Field in the Lyell Territory.
(b)ICT Rights. As of and following the Effective Date, as between the Parties, the ICT Group shall have sole right with respect to, and exclusive control over, (i) subject to Sections 3.1(e) and 5.2, Development of Product Candidates and Products for use in the Field in the ICT Territory, (ii) Manufacture of Product Candidates and Products for use in the Field in the ICT Territory and (iii) Commercialization of Products for use in the Field in the ICT Territory.
5.2    Development in ICT Territory. A high-level outline of the Development activities currently contemplated by the ICT Group for the Product Candidates in the ICT Territory (including any Non-Clinical Studies and Clinical Trials), including any licensees or subcontractors anticipated to be used in connection therewith, including regulatory plans and other regulatory activities to obtain Marketing Approval for any Product in the ICT Territory, including anticipated timelines, is attached hereto as Schedule 5.2 (the “ICT Development Plan”). No later than [*] prior to the start of each Calendar Year or more often as the Parties may agree upon in writing from time to time, the ICT Group shall review and as it determines appropriate, prepare amendments or other updates to the ICT Development Plan for review and approval by the JSC. For clarity, the ICT Group shall not be permitted to make any material amendments or other updates to the ICT Development Plan, nor conduct any Development of Product Candidates or Products not included in the ICT Development Plan, without the prior review and approval by the JSC. For the sake of clarity, neither Lyell nor the JSC shall have the right to review or approve the ICT Group’s activities with respect to products other than Product Candidates and Products.
5.3    Regulatory Matters.
(a)General. As between the Parties (i) Lyell shall have sole right to file and maintain, and exclusive control over filing and maintaining, Regulatory Materials for the Product

Candidates and Products for use in the Field in the Lyell Territory, including communicating with Regulatory Authorities and owning Regulatory Materials for the Product Candidates and Products for use in the Field in the Lyell Territory and (ii) subject to Section 3.1(e), the ICT Group shall have sole right to file and maintain, and exclusive control over filing and maintaining, regulatory filings for the Product Candidates and Products for use in the Field in the ICT Territory, including communicating with Regulatory Authorities and owning Regulatory Materials for the Product Candidates and Products for use in the Field in the ICT Territory. Neither Party shall seek approvals from any Regulatory Authority or submit any Regulatory Materials for the Product Candidates or Products outside its respective Territory, and nor shall any Party communicate with any Regulatory Authority outside its respective Territory regarding any Product Candidate or Product, unless necessary for regulatory purposes in its Territory or if so ordered by a Regulatory Authority, in which case, such Party shall immediately notify the other Party.
(b)Regulatory Audits, Inspections and Remedial Actions. Each Party shall promptly notify the other Party of any clinical hold, audit or inspection of it or its Related Parties by any Regulatory Authority, relating to a Product or Product Candidate or recall of any Product or Product Candidate and shall promptly comply with all requirements of the applicable Regulatory Authorities in connection therewith. Following the other Party’s reasonable request, such Party shall provide such other Party with all information pertinent thereto reasonably requested by such other Party.
(c)Safety Reporting and the Global Safety Database. As soon as reasonably practicable following written notice from Lyell, the Parties shall mutually agree and execute an agreement (a “Pharmacovigilance Agreement”) setting forth each Party’s responsibilities pertaining to safety collection, assessment and reporting for Product Candidates and Products in accordance with Applicable Laws. In the event of any inconsistency between the terms of this Agreement and the Pharmacovigilance Agreement, the terms of this Agreement shall govern, except to the extent such conflicting terms relate directly to the pharmacovigilance responsibilities of the Parties (including the exchange of safety data), in which case the terms of the Pharmacovigilance Agreement shall govern. Lyell shall maintain the global safety database for the Products by or on behalf of the Parties, its Affiliates and its Related Parties (the “Global Safety Database”). The ICT Group shall maintain a safety database for the Product for the ICT Territory, and will provide an initial transfer of safety information from its safety database to the Global Safety Database and thereafter provide safety reports to Lyell in accordance with the Pharmacovigilance Agreement.
5.4    Diligence Obligations.
(a)Development Diligence Obligations. Lyell shall use Commercially Reasonable Efforts to [*] (“Development Diligence Obligations”). Lyell has no other obligation to Develop, or seek or obtain Marketing Approval for, any Product Candidate or Product under this Agreement.
(b)Commercialization Diligence Obligations. Lyell shall use Commercially Reasonable Efforts to [*] (“Commercialization Diligence Obligations” and together with the Development Diligence Obligations, “Diligence Obligations”). Lyell has no other obligations to Commercialize any Product under this Agreement.
(c)Assertion of Diligence Obligations Claims. If the ICT Group is or becomes aware of facts that might form a reasonable basis to allege that Lyell has failed to meet any of its Diligence Obligations, then the ICT Group will promptly notify Lyell in writing of such potential alleged performance failure (each such potential alleged performance failure, a “Diligence Issue”). Promptly upon Lyell’s receipt of any such notice pursuant to this

Section 5.4(c), the Executive Officer of Lyell shall have the right to contact the Executive Officer of ICT to discuss the specific nature of such Diligence Issue and seek to identify an appropriate corrective course of action. If, no later than [*] after Lyell’s receipt of such a notice (the “Resolution Date”), (i) the Parties have not reached consensus regarding whether Lyell has failed to satisfy its Diligence Obligations and (ii) the Parties’ respective Executive Officers have not agreed upon an appropriate corrective course of action for such Diligence Issue, then the ICT Group shall have the right to refer such Diligence Issue for resolution in accordance with Section 12.3; provided that it does so within [*] of the Resolution Date. If the ICT Group fails to notify Lyell of a Diligence Issue pursuant to this Section 5.4(c) within [*] after the date that the ICT Group first discovers such Diligence Issue, or submit a Diligence Issue for resolution in accordance with Section 12.3 within [*] of the Resolution Date, then Lyell will be deemed to have satisfied its Diligence Obligations with respect to such Diligence Issue.
(d)Remedies for Breach of Diligence Obligations. If Lyell is determined pursuant to the dispute resolution provisions set forth in Section 12.3 to have materially breached its Diligence Obligations, then the ICT Group may, in its sole discretion, terminate this Agreement in accordance with Section 11.2.
ARTICLE 6

FINANCIALS
6.1    Upfront Payment. On the Effective Date, Lyell shall (a) pay, or cause to be paid, to ICT Holdings, Forty Million Dollars ($40,000,000) in cash and (b) direct its transfer agent to issue to ICT Holdings, one million nine hundred thousand (1,900,000) shares of Lyell Common Stock registered in the name of ICT Holdings (the “Upfront Payment”).
6.2    Development Milestone Payments.
(a)Lyell shall notify the ICT Group within [*] of the first achievement by or on behalf of Lyell or its Affiliates of each milestone set forth in the table below (each, a “Development Milestone”), after which the ICT Group shall submit an invoice to Lyell for the corresponding payment (as set forth in the table below) (each, a “Development Milestone Payment”). No later than [*] after receipt of each such invoice, subject to Section 6.5, Lyell shall pay ICT Holdings the corresponding Development Milestone Payment (in cash and/or in Lyell Common Stock registered in the name of ICT Holdings, as applicable).

Development Milestone	Development Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
Total	Up to $145,000,000 and 1,850,000 shares of Lyell Common Stock
For clarity, each Development Milestone Payment shall be payable one time only, regardless of the number of times that the Development Milestone may be achieved.
6.3    Commercial Milestone Payments

(a)Lyell shall notify the ICT Group and, subject to Section 6.5 make the applicable payments to ICT Holdings set forth below (each, a “Commercial Milestone Payment” and, together with the Development Milestone Payments, the “Milestone Payments”) within [*] after the end of the Calendar Quarter of the first achievement by or on behalf of Lyell or any Seller of each milestone set forth in the table below (each, a “Commercial Milestone”).

Commercial Milestone	Commercial Milestone Payment
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
[*]	$[*]
Total	Up to $675,000,000
For clarity, each Commercial Milestone Payment shall be payable one time only, regardless of the number of times that the Commercial Milestone may be achieved.
6.4    Royalty Payments.
(a)Subject to the remainder of this Section 6.4 and Section 6.5, Lyell shall pay, or cause to be paid, to ICT Holdings royalties on aggregate Net Sales of Products for use in the Field in the Lyell Territory (“Royalty Payment”) at the applicable royalty rate set forth below (each, a “Royalty Rate”) during the Royalty Term:

Portion of Aggregate Calendar Year Net Sales in the Lyell Territory	Royalty Rate
Portion of U.S. Net Sales less than or equal to $[*]	[*]%
Portion of ex-U.S. Net Sales less than or equal to $[*]	[*]%
Portion of U.S. Net Sales in the US greater than $[*] and less than or equal to $[*]	[*]%
Portion of ex-U.S. Net Sales greater than $[*] and less than or equal to $[*]	[*]%
Portion of U.S. Net Sales greater than $[*]	[*]%
Portion of ex-U.S. Net Sales greater than $[*]	[*]%
By way of example, if the aggregate Net Sales of Products for use in the Field in the U.S. in a particular Calendar Year is $[*], the amount of the Royalty Payment payable hereunder for such Calendar Year shall be as follows: [*].
(b)Royalty Term. The Royalty Payments shall be payable on a Product-by-Product and country-by-country basis beginning on the First Commercial Sale of such Product for use in the Field in such country in the Lyell Territory, until the latest of (i) [*] from such First Commercial Sale, (ii) [*] and (iii) [*] (each such period, a “Royalty Term”).
(c)Royalty Reductions.

(i)[*]. Notwithstanding Section 6.4(a), in the event that [*], then the Royalty Rates therefor shall be reduced by [*].
(ii)Exclusivity Expiry. Notwithstanding Section 6.4(a), if the Royalty Term for a particular Product in a country in the Lyell Territory extends beyond the later of (A) [*]; and (B) [*], then the Royalty Rates for such Product in such country shall be reduced by [*].
(d)Royalty Reports and Payments. Beginning with the commencement of the first Royalty Term, Lyell shall furnish to ICT Holdings a written report within [*] after the end of each Calendar Quarter (each, a “Royalty Report”) showing, on a Product-by-Product and country-by-country basis, for such Calendar Quarter (1) the gross sales and Net Sales in Dollars, (2) the calculation of Royalty Payments payable by Lyell in Dollars, and (3) the exchange rates used in calculating any of the foregoing, in each case (with respect to the foregoing (1) through (3)). Promptly following delivery of the Royalty Report, ICT Holdings shall issue an invoice to Lyell for the period covered by such Royalty Report, and within [*] of such invoice, Lyell shall pay to ICT Holdings the Royalty Payments due for the period covered by such Royalty Report.
6.5    New Third Party IP. [*]
6.6    Other Payments. Unless otherwise provided for in this Agreement, each Party shall provide the other Party with an invoice for all amounts due to such Party under this Agreement. Each Party shall pay the other Party invoiced amounts due under this Agreement within [*] following receipt of a proper invoice.
6.7    Set-Off. Notwithstanding anything to the contrary herein, Lyell shall be permitted to set-off any and all amounts owed by the ICT Group to Lyell under this Agreement against any payments owed by Lyell to the ICT Group under this Agreement.
6.8    Blocked Payments. If, at any time, Applicable Laws in any country prevent the prompt remittance of any payments under this Agreement, then each Party shall have the right and option to make such payments by depositing the payment amount in local currency to the other Party’s account in a bank or depository designated by the other Party.
6.9    Payment; Exchange Rate. All payments to be made under this Agreement shall be made in Dollars and shall be paid by bank wire transfer in immediately available funds to such bank account in the U.S. as may be designated in writing by the payee Party from time to time. If any currency conversion is required in connection with the calculation of amounts payable hereunder, such conversion shall be made (i) using the arithmetic average of the daily exchange rates obtained from The Wall Street Journal, Eastern U.S. Edition during the Calendar Quarter for purchase of Dollars by sale of such non-Dollar currency and (ii) to the extent not inconsistent with clause “i,” in a manner consistent with the paying Party’s normal practices used to prepare its audited financial statements for external reporting purposes.
6.10    Taxes.
(a)Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts in accordance with Applicable Laws to reduce value added tax, transfer, documentary, conveyance, sales (including bulk sales), use, deed, stamp, registration, recording and other similar Taxes and obligations (“Transfer Taxes”) on Royalty Payments, Commercial Milestone Payments, and other payments made under this Agreement. Any Transfer Taxes shall be paid [*] by Lyell and [*] by the ICT Group, except any Transfer Tax that arises in connection with any action or inaction of a Party in the absence of which such Transfer Tax would not have been applicable.

(b)Withholding Taxes. Either Party may withhold from any payment due to the other Party amounts in respect of any withholding Tax that is required by Applicable Laws to be withheld and paid by such first Party in respect of a Tax imposed on such other Party for remittance to the applicable taxing authority (“Withholding Taxes”); provided, however, that before effecting any Tax withholding such first Party shall use commercially reasonable efforts to give the other Party reasonably sufficient advance notice to contest or seek reduction of or exemption from such Tax withholding, and the Parties shall reasonably cooperate with each other in seeking benefits (including any exemption from, refund of or reduction in Taxes) under any double taxation or other similar treaty or agreement, or under any other Applicable Law, from time to time in force which may apply to such payments. To the extent such amounts are so deducted and withheld and timely remitted to the relevant tax authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Party to whom such amounts would otherwise have been paid. In connection with the execution of this Agreement, each member of the ICT Group shall provide Lyell with a duly executed I.R.S. Form W-9, and the Parties agree that, if such forms are so provided, and for as long as such forms remain valid and are not inaccurate, incomplete, or obsolete, for U.S. federal Tax purposes and all applicable U.S. state and local Tax purposes, no withholding for such Taxes shall be applied to payments to the ICT Group hereunder.
(c)U.S. Tax Treatment. The Parties agree that, solely for U.S. federal income tax purposes and for other applicable U.S. income tax purposes (and not for other purposes, e.g., non-U.S. Tax purposes and determining ownership of or title to Intellectual Property), (i) the transactions contemplated by this Agreement shall be treated as a license by the ICT Group to Lyell of the rights under the ICT IP and ICT Trademarks, (ii) the Upfront Payment and Development Milestone Payment, Commercial Milestone Payment, or Royalty Payment shall be treated as royalties within the meaning of Section 61(a)(6) of the U.S. Internal Revenue Code of 1986 (the “Code”) (or other Applicable Law of any U.S. state or local jurisdiction), and (iii) each Party and their respective Affiliates agrees to report consistently with this Section 6.10(c) on any Tax return, in any audit or proceeding before any Tax authority or in any report made for Tax purposes, except as required by Applicable Law, and shall cooperate in good faith to preserve the intended tax result.
6.11    Financial Records; Audits.
(a)Lyell shall, and shall cause its Related Parties and Representatives to, maintain accurate financial books and records of its and their sale of the Products, including calculations of Net Sales, Commercial Milestones and Royalty Payments until the longer of (i) the period of time required by Applicable Laws and (ii) [*].
(b)Upon the written request of a Party, and not more than once in each Calendar Year, upon [*] written notice, the other Party (the “Audited Party”) and its Related Parties shall permit an independent certified public accounting firm of internationally recognized standing selected by the requesting Party and reasonably acceptable to the other Party (“Auditor”), to have access during normal business hours to such records of the other Party and its Related Parties as may be reasonably necessary to verify the accuracy of the amounts invoiced hereunder for any Calendar Year ending not more than [*] prior to the date of such request for the sole purpose of verifying the accuracy of payments made under this Agreement. The records for any Calendar Year may be audited no more than [*]. If the Auditor identifies a discrepancy during the period subject to the applicable audit, the Audited Party shall pay the other Party the amount of the over-billed or underpaid amount as set forth in the Audit Report. The opinion of the Auditor shall be set forth in its written audit report (the “Audit Report”) and shall be final, conclusive and binding on the Parties, shall be nonappealable and shall not be subject to further review, other than in the case of fraud or manifest error, and shall be treated as an expert determination (and not an arbitration) for purposes of enforcement. The fees charged by the

Auditor shall be paid by the requesting Party, unless the discrepancy in the Audit Report (if any) represents an underpayment by the Audited Party of at least [*] percent ([*]%) of the total amounts due by the Audited Party during the period subject to the applicable audit, in which case the Audited Party shall pay the Auditor’s fees. Each Party shall treat all financial information subject to review under this Section 6.11 as the Audited Party’s Confidential Information in accordance with the confidentiality and non-use provisions of this Agreement and shall cause its Auditor to enter into an acceptable written confidentiality agreement with the Audited Party or its Related Parties (as applicable) obligating it to retain all such information in confidence pursuant to such confidentiality agreement that includes obligations of confidentiality and non-use at least as protective as those set forth in Article 10.
ARTICLE 7

INTELLECTUAL PROPERTY
7.1    Ownership.

(a)Inventorship. Inventorship for patentable inventions conceived or reduced to practice during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with U.S. patent laws for inventorship.
(b)Ownership.
(i)Background IP. Each Party shall retain all right, title and interest in and to any and all Intellectual Property owned by or licensed to such Party on or prior to the Effective Date, or to the extent independent of its activities, and without using Confidential Information of the other Party received, under this Agreement, during the Term.
(ii)New Inventions.
(1)As between the Parties, (i) each Party shall own all right, title and interest in and to any and all Intellectual Property (excluding Trademarks) first conceived, reduced to practice or otherwise developed, made or discovered solely by or on behalf of such Party or its Representatives in connection with their activities under this Agreement.
(2)As between the Parties, Lyell and ICT shall jointly own all right, title and interest in and to any and all Joint IP, each having a one-half (1/2) undivided interest therein. Subject to the terms hereof (including the licenses granted in Article 2 and the remainder of this Article 7), each Party has the right to exploit, grant licenses, encumber and transfer such Joint IP without the consent of, or accounting to, the other Party. In the case of any Joint IP that is not Product IP or Platform IP, the Parties shall discuss and agree upon which Party shall prepare, file, prosecute, maintain, enforce and defend any Patent Rights and Know-How with respect thereto and the manner in which costs and expenses shall be allocated.
(c)Disclosure. The ICT Group will promptly disclose to Lyell any and all ICT Patents developed, created, conceived or reduced to practice during the Term. Each Party will promptly disclose to the other Party any and all Joint IP developed, created, conceived or reduced to practice during the Term.
(d)Assignment. To the extent that a Party (the “Assigning Party”), or any of its Affiliates or other Related Parties, are assigned or otherwise obtain ownership of any right,

title, or interest in or to any Intellectual Property inconsistent with the foregoing Section 7.1(b), such Assigning Party hereby assigns, and shall cause its Affiliates and other Related Parties to assign, to the other Party such right, title, and interest in or to such Intellectual Property necessary to achieve the ownership allocation set forth in Section 7.1(b). Upon such other Party’s request, the Assigning Party shall, at its own cost and expense, take all reasonable actions, including executing all assignments and other documents, necessary to perfect or record such other Party’s right, title, and interest in and to such Intellectual Property.
7.2    Prosecution and Maintenance of Patent Rights.
(a)General. Each Party shall comply with the [*] established by the IP Steering Committee in accordance with the terms hereof, as such [*] may be amended from time to time in accordance with the terms hereof, in the filing, prosecution and maintenance of ICT Patents and the Joint Patents. [*].
(b)Product Patents.
(i)During the Term, Lyell shall have the sole right, but not the obligation, to prepare, file, prosecute (including conduct any oppositions, interferences, reissue proceedings, reexaminations and post-grant proceedings) and maintain the Product Patents in the Lyell Territory, at Lyell’s sole cost and expense. Lyell shall provide the [*] with drafts of any material filings or material responses to be made to patent offices or other similar Governmental Authorities in connection therewith, in advance of submitting such filings or responses to such patent offices or other similar Governmental Authorities in accordance with [*] (if any), so that the [*]may have an opportunity to review and comment thereon. Lyell shall reasonably consider, in good faith, any timely comments and instructions provided by [*] according to [*] (if any) and shall implement any such comments and follow any such instructions unless such comments or instructions are unreasonable.
(ii)During the Term, the ICT Group shall have the sole right, but not the obligation, to prepare, file, prosecute (including conduct any oppositions, interferences, reissue proceedings, reexaminations and post-grant proceedings) and maintain the Product Patents in the ICT Territory, at the ICT Group’s sole cost and expense. The ICT Group shall provide the [*] with drafts of any material filings or material responses to be made to patent offices or other similar Governmental Authorities in connection therewith, in advance of submitting such filings or responses to such patent offices or other similar Governmental Authorities in accordance with the Patent Prosecution Guidelines (if any), so that [*] may have an opportunity to review and comment thereon. The ICT Group shall reasonably consider, in good faith, any timely comments and instructions provided by [*] according to [*] (if any) and shall implement any such comments and follow any such instructions unless such comments or instructions are unreasonable.
(c)Platform Patents.
(i)During the Term, subject to the remainder of this Section 7.2(c), the ICT Group shall have the sole right, but not the obligation, to prepare, file, prosecute (including conduct any oppositions, interferences, reissue proceedings, reexaminations and post-grant proceedings) and maintain the Platform Patents anywhere in the world at the ICT Group’s sole cost and expense. The ICT Group shall provide [*] with drafts of any material filings or material responses to be made to patent offices or other similar Governmental Authorities in connection therewith, in advance of submitting such filings or responses to such patent offices or other similar Governmental Authorities in accordance with [*] (if any), so that [*] may have an opportunity to review and comment thereon. The ICT Group shall reasonably consider, in good faith, any timely comments and instructions provided by [*] according to [*] (if any) and shall implement any such comments and follow any such instructions unless such comments or instructions are unreasonable.
(ii)Notwithstanding anything to the contrary herein, to the extent permitted under Applicable Law, Lyell shall have the right to file and prosecute (in the name of ICT Holdings or ICT) applications that claim priority to, or are based on the subject matter of, one or more Platform Patents in the Lyell Territory with one or more independent claims that would qualify such patent application as a Product Patent hereunder. Such Patent Rights will be owned solely by ICT Holdings or ICT, as applicable, and upon filing, such Patent Rights shall be treated as Product Patents under this Agreement.
(iii)If the ICT Group elects to abandon a published patent application or issued patent that is a Platform Patent in the Lyell Territory, without the good faith intent to pursue substantially similar subject matter in a continuation or divisional filing or an equivalent thereof, and not for the purpose of avoiding prosecution history estoppel, then the ICT Group shall provide [*] with written notice of such determination at least [*] before any deadline for taking action to avoid abandonment (or other loss of rights). In the event that Lyell decides that it would like such Platform Patent to continue to be prosecuted and/or maintained (as applicable), Lyell shall provide written notice to [*] within [*] of such notice from the ICT Group, and as of the date of such notice, such issued patent or published patent application shall thereafter be treated as a Product Patent for all purposes under this Agreement.
(d)Lyell Patents. As between the Parties, Lyell shall have the sole right, but not the obligation, to prepare, file, prosecute and maintain all other Patent Rights (i) that are solely owned by Lyell or its Affiliates, or jointly owned by Lyell or its Affiliates, on the one hand, and a Third Party, on the other hand, or (ii) with respect to which a license or other right is granted to Lyell or any of its Affiliates, including any Lyell Patents (but excluding, for clarity, Lyell’s rights in any Joint Patents), at Lyell’s sole cost and expense.
(e)Cooperation. Upon the reasonable request of the Party controlling the preparation, filing, prosecution or maintenance of any Patent Rights in accordance with the terms hereof (the “Prosecuting Party”), the other Party shall reasonably cooperate with and provide assistance to the Prosecuting Party in connection therewith (including by providing information, obtaining signatures, authorizations and powers of attorney and taking such other actions as may be required by Applicable Law or any policy, advice or guideline of any Regulatory Authority). Without limiting the foregoing, each Party hereby irrevocably appoints the other Party and its counsel as such Party’s duly authorized agent and attorney-in-fact solely to exercise its rights pursuant to Sections 7.2 and 7.3 with respect to the ICT IP and Joint IP. Such authorization and power of attorney granted hereby is coupled with an interest.
7.3    Enforcement of IP.
(a)ICT IP and Joint IP. Each Party will promptly notify the IP Steering Committee in the event of any actual, potential or suspected infringement, misappropriation or other violation of any ICT IP by any Third Party (“Third Party Infringement”) prior to initiating any Claim or taking any material steps to remedy the applicable Third Party Infringement.
(i)Lyell Territory.
(1)Product IP. During the Term, as between the Parties, Lyell shall have the first right, but not the obligation, to initiate a Claim or take other steps to remedy any Third Party Infringement of a Product Patent or Product Know-How

in the Lyell Territory using counsel of its own choice at Lyell’s sole cost and expense (without limiting, and subject to, the ICT Group’s obligations under Article 9).
(2)Platform IP. With respect to Third Party Infringement of Platform Patents or Platform Know-How in the Lyell Territory, Lyell shall have the first right, but not the obligation, to initiate a Claim or take other steps to remedy any Third Party Infringement using counsel of its own choice at Lyell’s sole cost and expense if such Third Party is believed to be Developing, making, otherwise Manufacturing, using, selling, importing, exporting, otherwise Commercializing or exploiting a Competitive Product (or supporting or assisting or enabling any of the foregoing) (“Competitive Infringement”). [*]
(ii)[*]
(iii)[*]
(b)Lyell IP. For the avoidance of doubt, Lyell shall have the sole right, but not the obligation, to enforce the Intellectual Property owned by, or with respect to which a license or other rights is granted to Lyell or any of its Affiliates, including the Lyell IP, but excluding, for clarity, any Joint IP, in its sole discretion and at its sole cost and expense.
(c)Cooperation. At the request and sole cost and expense of the Party that is controlling enforcement in accordance with Sections 7.3(a)(i), 7.3(a)(i)(2), 7.3(a)(ii) or 7.3(b) (the “Controlling Party”), the other Party (the “Non-Controlling Party”) shall provide reasonable assistance in connection therewith, including by joining in any such Claim and executing all papers and performing such other acts as may be reasonably required to permit the Controlling Party to commence or prosecute such action. The Non-Controlling Party shall have the right to be represented in any such Claim by independent counsel (which shall act in an advisory capacity only, except for matters solely directed to such Party) of its own choice and at its own expense.
(d)Recoveries. Any and all recoveries resulting from a Claim or other steps to remedy a claim of Third Party Infringement shall (i) first be applied to reimburse the Non-Controlling Party’s reasonable out-of-pocket costs and expenses incurred in connection therewith and (ii) the balance shall be allocated to the Controlling Party. Any recoveries allocated to Lyell under Section 7.3(d)(ii) that exceed the costs and expenses incurred by or on behalf of Lyell and its Affiliates in connection with such Third Party Infringement shall be treated as Net Sales for purposes of determining Royalty Payments and Commercial Milestones hereunder.
7.4    Common Interest. All information exchanged between the Parties’ Representatives regarding the preparation, filing, prosecution, maintenance or enforcement (including infringement and validity analyses) of Patent Rights and Know-How (including Patent Rights and Know-How of the ICT Group and Third Parties) under this Article 7 shall be deemed Confidential Information. In addition, the Parties acknowledge and agree that, with regard to such preparation, filing, prosecution, maintenance or enforcement of Patent Rights and Know-How under this Article 7, the interests of the Parties as licensor and licensee are to obtain the strongest patent protection possible, and as such, are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patent Rights and Know-How under this Article 7, including privilege under the common interest doctrine and similar or related doctrine.
7.5    Patent Term Restoration and Extension.

(a)During the Term, Lyell shall have the sole right, but not the obligation, to seek, in ICT Holdings’ or ICT’s name if so required, patent term extensions, and supplemental protection certificates and the like available under Applicable Laws, including 35 U.S.C. § 156 and applicable foreign counterparts, in the Lyell Territory in relation to the Product Patents. The Parties shall cooperate in connection with all such activities. Lyell shall reasonably consider ICT Holdings’ or ICT’s timely, reasonable comments regarding any such activities, as applicable.
(b)During the Term, the ICT Group shall have the sole right, but not the obligation, to seek patent term extensions, and supplemental protection certificates and the like available under Applicable Laws, including 35 U.S.C. § 156 and applicable foreign counterparts, in the Lyell Territory in relation to the Platform Patents. The Parties shall cooperate in connection with all such activities. The ICT Group shall reasonably consider Lyell’s timely, reasonable comments regarding any such activities.
(c)The ICT Group shall have the sole right, but not the obligation, to seek patent term extensions, and supplemental protection certificates and the like available under Applicable Laws in the ICT Territory in relation to the ICT Patents. The Parties shall cooperate in connection with all such activities. The ICT Group shall reasonably consider Lyell’s timely reasonable comments regarding any such activities.
(d)For clarity, Lyell shall have the sole right, but not the obligation, to seek patent term extensions, and supplemental protection certificates and the like available under Applicable Laws in the Lyell Territory in relation to the Lyell Patents other than the Joint Patents. The Parties shall cooperate in connection with all such activities.
ARTICLE 8

REPRESENTATIONS AND WARRANTIES; COVENANTS
8.1    Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that as of the Effective Date:
(a)it is duly organized, validly existing, and in good standing (or equivalent status, to the extent that such concept exists) under the Applicable Laws of its jurisdiction of incorporation or formation, and has full corporate power and authority to enter into this Agreement and fulfill its obligations hereunder, including, in the case of the ICT Group, to grant the licenses granted by it hereunder;
(b)this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity;
(c)neither the execution, delivery nor the performance of this Agreement by such Party requires it to obtain any permits, authorizations or consents from any Governmental Authority (other than any Marketing Approvals relating to the Manufacture, Commercialization or other exploitation of Products for use in the Field and other than under any applicable Antitrust Laws) or from any other Person; and
(d)it is in compliance, and has policies and procedures designed to promote compliance, with Sanctions and Export Control Laws, and neither it nor any of its directors, officers, or employees is a Sanctioned Person.

8.2    Representations and Warranties by the ICT Group. Except as otherwise set forth on Schedule 8.2, the ICT Group hereby represents and warrants to Lyell that:
(a)(i) Schedule 8.2(a) sets forth a true and complete list of all ICT Patents and ICT Trademarks, (ii) all such Patent Rights and Trademarks are subsisting, valid and enforceable (or in the case of pending Patent Rights and Trademark applications, will be valid and enforceable upon issuance), (iii) the ICT Group or its Affiliates have timely paid all filing and renewal fees payable with respect to all ICT Patents and ICT Trademarks and (iv) the ICT Group is the sole and exclusive owner of all ICT IP and all ICT Trademarks;
(b)it has, and during the Term will have the full right, power and authority to grant Lyell the licenses and other rights to the ICT IP and ICT Trademarks within the scope of the licenses and other rights granted or to be granted to under this Agreement;
(c)Schedule 8.2(c) sets forth a true and complete list of all Product Candidates generated, discovered or developed by any member of the ICT Group or any of its Affiliates on or prior to the Effective Date;
(d)as of the Effective Date, no Third Party (other than a Governmental Authority in the ordinary course of patent prosecution) has challenged or threatened to challenge the scope, validity, enforceability or ownership of any ICT Patent (including through any proceedings before the United States Patent and Trademark Office or any similar foreign Governmental Authority);
(e)it has obtained from all inventors of the ICT Patents existing as of the Effective Date, valid and enforceable written agreements assigning to the ICT Group each such inventor’s entire right, title and interest in and to such ICT Patents;
(f)it has complied in all material respects with all Applicable Laws in connection with the filing, prosecution and maintenance of the ICT Patents;
(g)no ICT IP was invented, conceived, reduced to practice or developed with any funding, facilities, personnel, support or other resources from any Governmental Authority, foundation or public or private university, college, or other educational institution or research center;
(h)the ICT Group and its Affiliates have used reasonable measures to protect the confidentiality of material Confidential Information included in the ICT Know-How;
(i)neither the ICT Group nor any of its Affiliates are party to or otherwise subject to any agreement or arrangement that (i) would prevent it from fulfilling its obligations hereunder, (ii) limits the ownership of the ICT Group or its Affiliates with respect to, or limits or would conflict with the ability of the ICT Group or its Affiliates to grant a license or sublicense, or provide access or other rights in, to or under, any Intellectual Property, Regulatory Material or other material, that would, but for such agreement or arrangement, be included in the rights granted, licensed or assigned to Lyell or its Affiliates pursuant to this Agreement or (iii) grants any Person any right of reference under or access to any Regulatory Materials related to the Product Candidates or Products existing as of the Effective Date;
(j)beginning immediately after completion of the Transition Plan, Lyell shall have in its possession copies of all information (including information derived from, related to or generated in connection with any Product Candidate or Product) previously in the ICT Group’s control that would be material to the Development, Manufacture, and Commercialization of the Clinical Products for use in the Field in the Lyell Territory;

(k)(i) there are no Existing Third Party Agreements, other than those expressly disclosed in Schedule 8.2(k), (ii) true and complete copies of such Existing Third Party Agreements have been provided to Lyell prior to the Effective Date, (iii) except as provided in such Existing Third Party Agreements, no Third Party has any right, title or interest in or to, or any license under, any ICT IP or Regulatory Materials related to any Product Candidate or Product, (iv) no rights granted by or to the ICT Group or its Affiliates under any Existing Third Party Agreement conflict with any right or license granted to Lyell or its Affiliates hereunder and (v) the ICT Group and its Affiliates are in compliance in all material respects with all such Existing Third Party Agreements;
(l)(i) the Development, Manufacture and Commercialization of the Clinical Product and to ICT Group’s knowledge, the other Product Candidates that exist as of the Effective Date have not, and the Development, Manufacture and Commercialization of the (1) Clinical Product, (2) any modifications, optimizations or improvements thereto, and (3) to the ICT Group’s knowledge, any other Product Candidates that exist as of the Effective Date, will not, infringe, misappropriate or otherwise violate any Person’s Intellectual Property; provided that the foregoing clause (2) is not a representation or warranty with respect to any modifications made by Lyell or its Representatives after the Technology Transfer Period to the extent the applicable infringement, misappropriation or other violation of Intellectual Property arises solely and exclusively from, and would not have otherwise arisen, but for such modifications; for clarity, the exception set forth in this proviso shall not apply to the extent any Development, Manufacture or Commercialization of the Clinical Product has infringed, misappropriated or otherwise violated, or would infringe, misappropriate or otherwise violate, such Intellectual Property, and (ii) there has been no such Claim asserted or threatened, in writing, (including in the form of offers or invitations to obtain a license) against any member of the ICT Group, its Affiliates or to the ICT Group’s knowledge, any other Person and to the ICT Group’s knowledge, there are no facts, circumstances, or conditions that could reasonably be expected to form the basis for a Claim of infringement, misappropriation or other violation of Intellectual Property with respect to any Product Candidates or Products against any member of the ICT Group, Lyell or any of their respective Affiliates;
(m)to the ICT Group’s knowledge, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating, or otherwise violating any ICT IP, (ii) no such Claims have been asserted or threatened against any Person by any member of the ICT Group or any of its Affiliates and (iii) to the ICT Group’s knowledge, there are no facts, circumstances, or conditions that could reasonably be expected to form the basis for a Claim of infringement, misappropriation or other violation of ICT IP;
(n)there are no Claims pending or threatened in writing against any member of the ICT Group or any of its Affiliates, in each case, with respect to the ICT IP or the Product Candidate or the transactions contemplated by this Agreement;
(o)except as would not be material to Lyell, the ICT Group has disclosed to Lyell all scientific, safety, efficacy and technical information known to it or its Affiliates with respect to the Product Candidates and Products;
(p)the ICT Group has made, or pursuant to Article 4 will make available to Lyell all Regulatory Materials for the Product Candidates and Products and other ICT Know-How that it or its Affiliates own or otherwise Control; provided that with respect to ICT Know-How, such representation is made solely with respect to ICT Know-How owned or Controlled by the ICT Group or its Affiliates during the period beginning on the Effective Date and ending on the Technology Transfer Completion Date;

(q)the ICT Group and its Affiliates prepared, maintained and retained all Regulatory Materials for the Product Candidates and Products in material compliance with GLP, GCP (in each case, to the extent applicable) and all other Applicable Laws and all information included therein is true, complete and correct in all material respects;
(r)all Development and Manufacturing related to the Product Candidates and Products have been conducted by the ICT Group and its Affiliates in accordance with GLP, GCP, GMP (in each case, to the extent applicable) and all other Applicable Laws in all material respects;
(s)the ICT Group and its Affiliates and their respective Representatives have not been debarred and are not subject to debarment pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act or any foreign equivalents thereof;
(t)in conducting activities for the Product Candidates or Products (including Development or Manufacturing), the ICT Group has not used any employee, agent or independent contractor who has been debarred by any Regulatory Authority or is the subject of debarment Claim by a Regulatory Authority;
(u)as of the Effective Date, the ICT Group is not conducting any Development of any Product Candidates or Products other than the Ongoing U.S. Trial;
(v)the ICT Group’s assets and revenue are less than the threshold necessary to satisfy the “size of person” test used to assess the need for an HSR filing under Antitrust Laws, and to ICT’s knowledge, with respect to entry into this Agreement, the ICT Group does not trigger any filing or other similar thresholds that would be applicable to any member of the ICT Group outside of the United States;
(w)ICT Holdings acknowledges that the Lyell Common Stock that will or may become payable pursuant to this Agreement has not been registered under the Securities Act of 1933 (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent;
(x)ICT Holdings acknowledges that the shares of Lyell Common Stock to be issued hereunder are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, ICT Holdings must hold the shares of Lyell Common Stock issued hereunder indefinitely unless they are registered with the SEC and qualified by any applicable state authorities, or an exemption from such registration and qualification requirements is available;
(y)ICT Holdings acknowledges that if an exemption from registration or qualification of the shares of Lyell Common Stock issued hereunder is available, it may be conditioned on various requirements including the time and manner of sale, the holding period for the Lyell Common Stock, and on requirements relating to Lyell which are outside of ICT Holdings’ control, and which Lyell is under no obligation and may not be able to satisfy;
(z)ICT Holdings is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act; and
(aa)ICT Holdings understands and acknowledges that the Lyell Common Stock and any securities issued in respect of, or in exchange for, the Lyell Common Stock, may be notated with one or all of the following legend:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”
8.3    Representations and Warranties by Lyell. Lyell hereby represents and warrants to the ICT Group that as of the Effective Date:
(a)[*]
(b)all of the issued and outstanding shares of Lyell Common Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance in all material respects with applicable securities laws and (iii) are not subject to, and were not issued in breach or violation of any preemptive rights (or similar rights) or contract;
(c)none of the outstanding shares of Lyell Common Stock are entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; and
(d)the shares of Lyell Common Stock issuable under this Agreement (including in respect of the Development Milestone Payments), when issued by Lyell in accordance with this Agreement, assuming the accuracy of the representations and warranties made by the ICT Group herein, have been duly authorized and will be duly issued, fully paid and non-assessable, free and clear of disposition other than restrictions created under applicable securities laws, will not be subject to any preemptive rights or similar rights created by federal or state statute, the certificate of incorporation or bylaws (or equivalent organizational documents) of Lyell or any contract to which Lyell is a party or by which it is bound and will be issued in compliance with all applicable federal and state securities laws.
8.4    Mutual Covenants. Each Party hereby covenants and agrees that:
(a)it shall conduct the Development, Manufacture, Commercialization and other exploitation of the Product Candidates and Products, and its other obligations, under this Agreement in compliance with the terms of this Agreement, the Transition Plan, GLP, GCP, GMP, all other Applicable Laws and Marketing Approvals, and in the case of the ICT Group, the ICT Development Plan;
(b)in conducting Development of the Product Candidates and Products, such Party will not use any employee, agent, independent contractor or other Representative who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of any debarment Claim by a Regulatory Authority; and
(c)with respect to all activities contemplated by this Agreement (including the Development, Manufacture, Commercialization and other exploitation of the Product Candidates and Products), (i) it shall comply at all times with Sanctions and Export Control Laws, (ii) it shall not engage, directly or indirectly, in any business or transaction with, in, or involving any Sanctioned Person or Sanctioned Jurisdiction, and (iii) it shall maintain policies and procedures designed to promote compliance with applicable Sanctions and Export Control Laws.
8.5    Covenants of the ICT Group. The ICT Group hereby covenants and agrees that:
(a)[*]
(b)[*]
(c)it shall not amend, supplement, otherwise modify or terminate any Existing Third Party Agreements with respect to the Lyell Territory without the prior written consent of Lyell;
(d)without limiting any other obligations hereunder, it shall obtain all required consents and approvals to transfer personal information and other data and to permit Lyell to use all such personal information and other data in connection with the Development, Manufacture, Commercialization and other exploitation of the Product Candidates and Products for use in the Field in the Lyell Territory;
(e)all Clinical Product provided, Manufactured or supplied pursuant to the Transition Plan shall conform in all material respects to the specifications for Clinical Product set forth in the Transition Plan and shall be provided, Manufactured and supplied in accordance with GMP and all Applicable Laws;
(f)neither the ICT Group nor any of its Affiliates shall enter into any agreement with any Third Party after the Effective Date, whether written or oral, with respect to, or otherwise assign, transfer, license, or convey its right, title or interest in or to, the ICT IP, Joint IP or any Product Candidate or Product that is in conflict with the rights granted by the ICT Group or any of its Affiliates to Lyell under this Agreement or that would prevent the ICT Group from performing its obligations under this Agreement; and
(g)the ICT Group and its Affiliates shall not, at any time during the Term, either on its own or with or through any Affiliate or Third Party, directly or indirectly, (i) Develop, Manufacture, market, promote, sell, offer for sale, import, export or otherwise Commercialize any (1) Competitive Product for use in the Field or (2) other than to Manufacture for Lyell or its Affiliates to the extent expressly permitted under the Transition Plan, any Product Candidate or Product (including any formulation thereof), or (ii) obtain rights (whether through an acquisition, license or otherwise) to any Competitive Product with respect to the Lyell Territory.
8.6    Lyell Common Stock. The total number of Lyell Common Stock to be issued pursuant to this Agreement (including any Lyell Common Stock to be issued in connection with the Upfront Payment and the Development Milestone Payments) shall not exceed [*] of the total Lyell Common Stock outstanding as of the date of the Agreement.
8.7    Registration Rights Agreement. Contemporaneously with the entry into this Agreement, the Parties shall execute and deliver a Registration Rights Agreement, in the form attached hereto as Schedule 8.7 (the “Registration Rights Agreement”), pursuant to which Lyell will agree to provide certain registration rights in respect of the Lyell Common Stock issued or to be issued in accordance with this Agreement. The Parties acknowledge that the costs and expenses associated with the filing of registration statements shall be borne in accordance with the Registration Rights Agreement.

8.8    Non-Solicit. Each Party agrees and covenants that, during the Term and for a period of [*] following the termination (or expiration) of this Agreement, such Party will not, directly or indirectly, hire or solicit any officer, director or employee of the other Party (the “Other Party”) for the purpose of inducing such Person to terminate its relationship with the Other Party in favor of such Party or any of its Affiliates. The foregoing restriction shall not prevent any employee of either Party from responding to a general industry solicitation or recruitment through advertisements directed to the public generally.
8.9    No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 8, NEITHER PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES OR ITS OR THEIR REPRESENTATIVES, MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, OF ANY AND ALL KINDS, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE.
ARTICLE 9

INDEMNIFICATION
9.1 Indemnification by the ICT Group. Subject to terms and conditions of this Agreement, the ICT Group shall defend, indemnify, and hold harmless Lyell, its Affiliates, and its and their respective officers, directors, employees, and agents, and each of their successors and assigns (each, a “Lyell Indemnitee”), from and against any and all liabilities, damages, losses, fines, penalties, costs and expenses (including reasonable attorneys’ fees) (collectively, “Damages”) to the extent resulting from any Claims brought by a Third Party (each, a “Third Party Claim”) against such Lyell Indemnitee that arise from or are based on: (a) a material breach by the ICT Group of this Agreement; (b) the willful misconduct or gross negligence of the ICT Group or any ICT Indemnitee in connection with the ICT Group’s or any of its Affiliate’s performance of obligations under this Agreement or the Registration Rights Agreement; (c) the Development, Manufacture, Commercialization or other exploitation of any Product Candidate or Product by or on behalf of the ICT Group or any of its Related Parties; (d) any Withholding Taxes that are required to be withheld on behalf of the ICT Group in connection with any payment to or for the benefit of the ICT Group pursuant to this Agreement to the extent not withheld pursuant to Section 6.10(b) (but excluding any interest or penalties attributable to any failure to withhold arising from action or inaction of a Lyell Indemnitee, except where Lyell has reasonably relied on information provided by the ICT Group); or (e) the infringement, misappropriation or other violation of any Intellectual Property by the Development, Manufacture, Commercialization or other exploitation of the Clinical Product and any modifications, optimizations or improvements thereto (except for modifications made by Lyell or its Representatives after the Technology Transfer Period to the extent the applicable infringement, misappropriation or other violation of Intellectual Property arises solely and exclusively from, and would not have otherwise arisen, but for such modifications; for clarity, the exception set forth in this parenthetical shall not apply to the extent any Development, Manufacture or Commercialization of the Clinical Product); in each case (the foregoing clauses (a) through (e)), except to the extent the applicable Damages arise from or are based on the gross negligence or willful misconduct of, or material breach of this Agreement or the Registration Rights Agreement or any noncompliance with Applicable Laws, by any Lyell Indemnitee. For clarity, any Damages paid as indemnification pursuant to this Section 9.1 shall be borne solely by the ICT Group and shall not be Permitted Out-of-Pocket Expenses.
9.2    Indemnification by Lyell. Subject to the terms and conditions of this Agreement, Lyell shall defend, indemnify, and hold harmless the ICT Group, its Affiliates, and its and their respective officers, directors, employees, and agents, and each of their successors and assigns (each, an “ICT Indemnitee”), from and against any and all Damages to the extent resulting from any Third Party Claim against such ICT Indemnitee that arise from or are based on: (a) a material breach by Lyell of this Agreement; (b) the willful misconduct or gross negligence of Lyell or any Lyell Indemnitee in connection with Lyell’s or any of its Affiliate’s performance of obligations under this Agreement or the Registration Rights Agreement; or (c) subject to the ICT Group’s obligations under Section 9.1(e), the Development, Manufacture, Commercialization or other exploitation of any Product Candidate or Product by or on behalf of Lyell or any of its Related Parties (the foregoing clauses (a) through (c)), except to the extent the applicable Damages arise from or are based on the gross negligence or willful misconduct of, or material breach of this Agreement or the Registration Rights Agreement or any noncompliance with Applicable Laws by, any ICT Indemnitee.
9.3    Indemnification Procedures.
(a)The Party claiming indemnity under this Article 9 (the “Indemnitee”) shall notify in writing (the “Indemnification Claim Notice”) the Party from whom indemnification is being sought (the “Indemnifying Party”) promptly (and in any event, within [*]) after learning of the Third Party Claim for which indemnity is being sought, describing such Third Party Claim in reasonable detail. Failure to give (or timely give) such notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that such Indemnifying Party is materially prejudiced by such failure.
(b)The Indemnifying Party has the right to elect to defend, compromise or settle, at its own cost and using its own counsel (which shall be reasonably satisfactory to the applicable Indemnitee), any Third Party Claim subject to indemnification as provided for in Section 9.1 or 9.2, as applicable, by giving written notice to the Indemnitee within [*] (or sooner if the Third Party Claim so requires) after the Indemnifying Party’s receipt of an Indemnification Claim Notice, and in the event that the Indemnifying Party provides such notice, the Indemnitee will have the right to employ separate counsel and to participate in (but not control) the defense, compromise and settlement thereof at its sole cost and expense. If the Indemnifying Party elects to assume responsibility for the defense, compromise and/or settlement of any Third Party Claim, the Indemnitee will, and will cause each other Indemnitee to, cooperate in such defense, compromise or settlement thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by or on behalf of the Indemnifying Party in connection with such Third Party Claim.
(c)    If an Indemnifying Party elects not to assume responsibility for defending, compromising or settling a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 9.3(b), such Indemnitee may defend, compromise or settle such Third Party Claim at the cost and expense of the Indemnifying Party.
(d)    Unless Indemnifying Party elects not to assume responsibility for defending, compromising or settling a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 9.3(b), no Indemnitee may defend, settle or compromise any Third Party Claim without the consent of the Indemnifying Party.
(e)    No Indemnifying Party shall consent to entry of any judgment or enter into any settlement or compromise of the Third Party Claim without the consent of the Indemnitee if the effect is (i) to permit any injunction, declaratory judgment, other equitable order or other non-monetary relief or obligation to be entered, directly or indirectly, against any Indemnitee or (ii) to make an admission of wrongdoing on the part of, or to ascribe any fault on, any Indemnitee in connection with such defense. Without limiting the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of an irrevocable written release from all Damages in respect of such Third Party Claim.
9.4    Insurance. During the Term and for [*] thereafter, each Party shall procure and maintain insurance with respect to its activities hereunder which is consistent with normal business practices of prudent companies similarly situated at all times during which any Product Candidate or Product is being clinically tested in human subjects or commercially distributed or sold, which insurance shall include products and completed operations liability insurance and clinical trial liability insurance. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 9.
9.5    Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE, ENHANCED OR EXEMPLARY DAMAGES, ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES COULD HAVE BEEN REASONABLY FORESEEN, AND REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT, OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE. THIS ARTICLE 9 (OTHER THAN AS PROVIDED IN SECTION 9.1(D) OR TAXES THAT REPRESENT LOSSES FROM ANY NON-TAX CLAIM) SHALL NOT APPLY WITH RESPECT TO TAXES, OTHER THAN TAXES THAT REPRESENT LOSSES ARISING FROM ANY NON-TAX CLAIM. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.5 SHALL APPLY TO (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 9.1 OR 9.2, OR THE CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 10 OR (B) DAMAGES AVAILABLE FOR A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD, OR BREACH OF SECTION 8.2(V).
ARTICLE 10

CONFIDENTIALITY
10.1    Confidentiality Obligations. The Parties agree that during the Term, and for [*] following the termination (or expiration) of this Agreement in the last country in which the Term of Agreement remains in effect (except with respect to trade secrets for which the following obligations shall remain in force for so long as such information remains a trade secret under Applicable Law), a Party (the “Recipient”) receiving Confidential Information of the other Party (the “Disclosing Party”) will (x) maintain in confidence such Confidential Information to the same extent such Party maintains its own confidential information, (y) not disclose such Confidential Information to any Third Party without the prior written consent of the other Party, except as otherwise expressly permitted in this Agreement, and (z) not use such Confidential Information for any purpose except those permitted by this Agreement. The foregoing obligations and the other obligations set forth in this Article 10 shall not apply with respect to any portion of such Confidential Information which:
(a)was already known by, or in the possession of, the Recipient prior to disclosure by the Disclosing Party, without any obligation to maintain its confidentiality (except any (i) Confidential Information concerning any Product Candidate or Product and (ii) the terms of this Agreement);
(b)is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the Recipient;
(c)is disclosed to the Recipient on a non-confidential basis by a Third Party who is entitled to disclose such information without breaching any confidentiality obligation to the Disclosing Party; or
(d)has been independently discovered or developed by or on behalf of the Recipient or any of its Affiliates without the aid, application, access to, or use of the applicable Confidential Information.
10.2    Authorized Disclosure. The Recipient may disclose Confidential Information of the Disclosing Party to the extent such disclosure is reasonably necessary in the following situations:
(a)filing or prosecuting Patent Rights in accordance with Article 7;
(b)filing Regulatory Materials with Regulatory Authorities and seeking and maintaining any Marketing Approvals, in each case, relating to any Product Candidate or Product to the extent permitted hereunder; provided that the Recipient coordinate with the Disclosing Party and the applicable Regulatory Authority to retain the confidentiality of such Confidential Information to the extent practicable;
(c)disclosure to its Affiliates, sublicensees and its and their respective Representatives, in each case who have a need to know such information to exercise such Party’s rights or to fulfill such Party’s obligations under this Agreement; provided that each such Representative must be bound by obligations of confidentiality and non-use (whether in writing or by operation of law) at least as protective as those set forth in this Article 10 prior to any such disclosure; and
(d)disclosures to existing or potential investors, lenders and other sources of funding, acquirors, sellers and partners and their respective accountants, financial advisors and other professional representatives, in each case, only to the extent customary in the applicable circumstances and necessary for purposes of the applicable investment, purchase, sale or other transactions; provided that each such Person must be bound by obligations of confidentiality and non-use (whether in writing or by operation of law) not materially less restrictive than those set forth in this Article 10 prior to any such disclosure.
10.3    Disclosures Required by Applicable Laws.
(a)In the event that the Recipient is required by Applicable Laws (including securities laws or the rules and regulations of any stock exchange on which securities of a Party or its Affiliates are listed) to disclose any Confidential Information of the Disclosing Party, the Recipient shall provide the Disclosing Party with prompt written notice before such Confidential Information is disclosed so that the Disclosing Party may seek, at its own cost and expense, a protective order or other appropriate remedy. In the event that such a protective order or other remedy is not obtained, the Recipient shall furnish only that portion of the Confidential Information which, on the advice of the Recipient’s outside legal counsel, is legally required.

(b)In the event either Party proposes to file with the SEC or the securities regulators of any state or other jurisdiction under the Securities Act, Exchange Act or any other applicable securities law a registration statement or any other disclosure document which describes or refers to this Agreement or subsequent updates to any Product Candidate or Product, such Party shall notify the other Party of such intention in writing and shall provide the other Party with a copy of relevant portions of the proposed filing not less than [*] prior to such filing (or such shorter period of time as may be required in the circumstances, and any revisions to such portions of the proposed filing a reasonable time prior to the filing thereof), including any exhibits or attachments thereto relating to this Agreement, and shall use reasonable efforts to obtain confidential treatment of any information concerning the other Party or this Agreement that the other Party requests be kept confidential, not inconsistent with such Party’s disclosure obligations under applicable securities laws.
10.4    Press Releases and Other Similar Public Announcements.
(a)Initial Press Releases. Each Party shall be permitted to publicly announce execution of this Agreement, provided such announcement is substantially in the form set forth in No. 1 of Schedule 10.4 (for Lyell) and No. 2 of Schedule 10.4 (for the ICT Group) (the “Initial Press Release”). Each such public announcement shall be issued at a time mutually agreed by the Parties (but in no event later than [*] after the execution of this Agreement).
(b)Other Press Releases. Other than the Initial Press Release or any other disclosures expressly permitted hereunder:
(i)the ICT Group agrees that the portions of any public announcement of the ICT Group (other than the Initial Press Release) that would disclose Confidential Information of Lyell must first be provided, reviewed and approved by Lyell (with such approval not to be unreasonably conditioned, withheld or delayed); and
(ii)Lyell shall provide the ICT Group with a copy of any portions of any public announcement of Lyell (other than the Initial Press Release) that would disclose Confidential Information of the ICT Group prior to disclosure. To the extent any such public announcement (other than the Initial Press Release) would disclose Confidential Information of the ICT Group with respect to any Product Candidate or Product (or its Development, Manufacture, or Commercialization), the ICT Group shall have the right to provide comments thereto (provided that such comments are promptly provided by the ICT Group to Lyell), and Lyell shall consider such comments but shall have final decision-making authority with respect to any such public announcement. Any such public announcement (other than the Initial Press Release) to the extent it would disclose any other Confidential Information of the ICT Group (including ICT Group financial information or confidential Platform Know-How) must first be provided, reviewed and approved by ICT (with such approval not to be unreasonably conditioned, withheld or delayed).
10.5    Publications. Prior to the First FDA Approval, in the event that either Party would like to publish in scientific journals, or make scientific presentations that would disclose, the other Party’s Confidential Information regarding the Product or any Product Candidates (the “Publishing Party”), such Party shall provide the other Party (the “Non-publishing Party”) with an advance copy of the proposed publication or presentation, and the Non-publishing Party shall then have [*] (for journal publications other than abstracts) and [*] (for abstracts and presentations) prior to submission to comment and to recommend any changes it reasonably believes are necessary to preserve any Intellectual Property or Confidential Information of the Non-publishing Party. If the Non-publishing Party informs the Publishing Party that such publication or presentation, in the Non-publishing Party’s reasonable, good faith judgment, could be expected to have a material adverse effect on any Intellectual Property or Confidential

Information of the Non-publishing Party (or if Lyell is the Non-publishing Party, with respect to any Product Candidate or Product), the Publishing Party shall delay or prevent such publication or presentation as follows: (a) with respect to a patentable invention, such publication or presentation shall be delayed sufficiently long (not to exceed [*] or such shorter period that is required for purposes of the applicable publication or presentation) to permit the timely preparation and filing of a patent application and (b) with respect to Confidential Information, such Know-How shall be deleted from the publication or presentation. Each Party will also reasonably consider in good faith any other comments of the other Party. Each such publication and presentation shall include recognition of the contributions of each Party according to standard practice for assigning scientific credit, either through authorship or acknowledgment, as may be appropriate. Notwithstanding anything to the contrary in this Section 10.5, if Lyell is the Publishing Party, it shall not be required to consider or otherwise modify any proposed publication or presentation unless the ICT Group has informed Lyell that, in the ICT Group’s reasonable judgment, such publication or presentation could be expected to have a material adverse effect on Intellectual Property of the ICT Group. Following the First FDA Approval, the Non-publishing Party shall have no right to review or comment on any publications, abstracts, presentations or other publications of the Publishing Party, subject to the obligations of non-disclosure and restrictions on use set forth herein with respect to Confidential Information.
ARTICLE 11

TERM AND TERMINATION
11.1    Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 11, shall expire on [*] (the “Term”). Upon expiration of the Royalty Term with respect to a Product and a country, the licenses granted to Lyell under this Agreement shall convert to perpetual, exclusive, fully paid-up, non-royalty-bearing licenses with respect to such Product in such country.
11.2    Termination by Either Party for Material Breach. Either Party (the “Non-breaching Party”) shall have the right to terminate this Agreement upon written notice to the other Party (the “Breaching Party”) if the Breaching Party materially breaches its obligations under this Agreement and, after receiving written notice from the Non-breaching Party identifying such material breach in reasonable detail, fails to cure such breach within [*] from the date of such notice; provided that if such breach is capable of being cured, but cannot be cured within such [*] period, and the breaching Party initiates actions to cure such breach within such period and thereafter diligently pursues such actions, the breaching Party shall have such additional period as is reasonable to cure such breach, but in no event will such additional period exceed [*]. In the event that the allegedly breaching Party disputes in good faith the existence, materiality or cure of an alleged breach (except a breach of Lyell’s failure to pay any amounts due and payable to ICT hereunder), no purported termination of this Agreement pursuant to this Section 11.2 shall take effect, and the cure periods described in this Section 11.2 shall be tolled, during the period that the alleged material breach is being disputed until final resolution thereof in accordance with Article 12.
11.3    Termination by Either Party Due to Insolvency. Either Party may immediately terminate this Agreement upon written notice to the other Party if such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee, or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation, or any other similar proceeding for the release of financially distressed debtors or becomes a party to any proceeding or action of the type described above (any such events, a “Bankruptcy Event”) and such proceeding is not dismissed within [*] after the commencement thereof.
11.4    Termination by Lyell for Safety or Regulatory Reasons. Lyell may terminate this Agreement at any time upon prior written notice to ICT if (i) Lyell reasonably believes in good faith that the risk or benefit profile of any Product Candidate or Product in one or more countries is such that Product Candidates or Products cannot continue to be Developed or administered to patients safely or the risk profile outweighs the benefits, or (ii) Lyell receives any notice, information or correspondence from any Regulatory Authority, or any Regulatory Authority takes any action, that Lyell reasonably believes indicates that a Product is unlikely to receive Marketing Approval.
11.5    Termination by Lyell at Will. Lyell shall have the right to terminate this Agreement on a Product-by-Product and country-by-country basis in its sole discretion, for any or no reason at all, upon [*] prior written notice to ICT.
11.6    Effects of Termination.
(a)Termination by Lyell for Cause. Upon termination by Lyell pursuant to Section 11.2 or 11.3, the licenses granted to Lyell pursuant to Section 2.1 shall survive and become perpetual, irrevocable, fully paid-up and royalty-free with respect to any Terminated Product or any Terminated Country and, notwithstanding Section 11.9, the ICT Group’s obligations under Article 4 (including the Transition Plan) shall survive.
(b)Termination by Lyell for Safety Reasons. Upon termination by Lyell pursuant to Section 11.4, the licenses granted to Lyell pursuant to Sections 2.1 and 2.2 shall automatically terminate upon the Termination Date. Lyell will responsibly wind-down after the Termination Date, in accordance with accepted pharmaceutical industry norms and ethical practices, any ongoing Clinical Trials being conducted by or on behalf of Lyell or any of its Related Parties with respect to any Terminated Product.
(c)Termination by the ICT Group for Cause or Lyell at Will. Upon termination by the ICT Group pursuant to Section 11.2 or Section 11.3 or by Lyell pursuant to Section 11.5, this Section 11.6(c) shall apply.
(i)The licenses granted to Lyell under Sections 2.1 and 2.2 shall terminate with respect to any Terminated Product or any Terminated Country, except that such license shall remain in effect solely to the extent, and for so long as, necessary for Lyell to fulfill its other obligations under this Section 11.6(c). In the event that Lyell has granted any sublicenses hereunder with respect to any Terminated Product or Terminated Country, the corresponding sublicensee shall become a direct licensee of the ICT Group for such sublicensed rights.
(ii)Lyell will, at the ICT Group’s option, either (A) responsibly wind-down after the effective date of the termination, in accordance with accepted pharmaceutical industry norms and ethical practices, any ongoing Clinical Trials being conducted by or on behalf of Lyell or any of its Related Parties with respect to any Terminated Product or (B) transfer to either member of the ICT Group or its designee such Clinical Trial to the extent permitted under Applicable Laws and accepted pharmaceutical industry norms and ethical practices (provided that such transfer shall be at the ICT Group’s cost and expense).
(iii)To the extent permitted under Applicable Laws, Lyell shall provide and assign to the ICT Group or its designee all Marketing Approvals for any Terminated Product or any Product in any Terminated Country.

(iv)Lyell hereby grants to ICT a royalty-free, fully paid-up, non-exclusive license, with the right to grant sublicenses, to use any Lyell IP generated by Lyell or any of its Affiliates from Development activities conducted under this Agreement solely for the further Development and Commercialization of any Terminated Product in any Terminated Country. ICT shall have the right to request an exclusive license from Lyell by providing written notice to Lyell within [*] of the applicable effective date of termination and upon receipt of such written notice, the Parties shall negotiate in good faith for a period of up to [*] the commercial terms under which Lyell would grant to ICT an exclusive royalty-bearing, sublicensable license under such Lyell IP that is necessary to Commercialize any Terminated Product in the Lyell Territory or any Product in any Terminated Country.
(v)Lyell shall, within [*] (to the extent reasonably practicable) of the ICT Group’s written request, transfer to ICT or its Third Party designee at the ICT Group’s cost, ownership and control of all Regulatory Materials in any Terminated Country prepared or obtained by, or on behalf of, Lyell prior to the date of such termination, to the extent transferable and solely related to the Product Candidate as such Product Candidate exists as of the Effective Date (or any Product that contains such Product Candidate) for use in the Field, and the ICT Group shall take any actions reasonably necessary to effect such transfer.
11.7    Other Remedies. Termination or expiration of this Agreement (in whole or in part) for any reason shall not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination or expiration or should so survive given its nature. Termination or expiration of this Agreement (in whole or in part) for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.
11.8    Rights in Bankruptcy.
(a)The Parties acknowledge that this Agreement constitutes a license of rights to “intellectual property” as defined in 11 U.S.C. § 101. All rights and licenses granted under or pursuant to this Agreement to Lyell (including with respect to Intellectual Property and Regulatory Materials) are, and otherwise will be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of other Applicable Laws, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable concepts under comparable provisions of Applicable Laws with respect to bankruptcy or insolvency laws. Further, any agreement(s) entered into pursuant to this Agreement to facilitate data/technology transfer, Manufacturing, pharmacovigilance, or regulatory access (including any quality agreement and Pharmacovigilance Agreement) are “agreements supplementary to” this Agreement within the meaning of § 365(n).
(b)The Parties further agree that, in the event of the commencement of any Bankruptcy Event by or against the ICT Group under the U.S. Bankruptcy Code or comparable provision of other Applicable Laws, Lyell will be entitled to a complete duplicate of (or complete access to, as appropriate) any such Intellectual Property and all embodiments of such Intellectual Property, and same, if not already in such non-debtor’s possession, will be promptly delivered to it (i) upon any such commencement of a Bankruptcy Event or (ii) if not delivered under the foregoing clause (i), following the rejection of this Agreement pursuant to Section 365 of the Bankruptcy Code by or on behalf of the ICT Group upon written request therefor by Lyell.
(c)The Parties agree that references to the U.S. Bankruptcy Code and Section 365(n) of the U.S. Bankruptcy Code include any foreign or non-U.S. analogous laws and protections intended to preserve a licensee’s rights to Intellectual Property in bankruptcy and/or insolvency (including the PRC Enterprise Bankruptcy Law). In any such proceeding, the ICT Group shall provide access/delivery and cooperation to the maximum extent permitted by the Applicable Laws or other protections, and shall support recognition of Lyell’s rights hereunder.
11.9    Survival. Termination or expiration of this Agreement (in whole or in part) shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement. Notwithstanding anything to the contrary, the following provisions shall survive and apply after expiration or termination of this Agreement: Article 1 (Definitions) (to the extent terms defined therein are used in or necessary to interpret other surviving provisions), Section 2.7 (No Implied Rights; Negative Covenant), Section 6.11 (Financial Records; Audits) (for the period of time set forth therein), Section 7.1 (Ownership), Section 7.4 (Common Interest), Section 8.8 (Non-Solicit), Article 9 (Indemnification), Article 10 (Confidentiality) (for the period of time set forth in such Article), Section 11.6 (Effects of Termination), Section 11.7 (Other Remedies), Section 11.8 (Rights in Bankruptcy), this Section 11.9 (Survival), Article 12 (Dispute Resolution) and Article 13 (Miscellaneous), along with any other provision of this Agreement that expressly specifies it survives, shall survive termination or expiration of this Agreement. In addition, the other applicable provisions of Article 6 shall survive to the extent required to make final reimbursements, reconciliations or other payments with respect to Net Sales or Milestones and costs and expenses incurred or accrued prior to the date of termination or expiration of this Agreement. For any surviving provisions requiring action or decision by the JSC, each Party will appoint representatives to act as its JSC members. All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect.
ARTICLE 12

DISPUTE RESOLUTION
12.1    Disputed Matters. Any dispute, controversy, or claim arising out of or relating to this Agreement, or the interpretation, breach, termination, or validity thereof, and any question of the arbitral tribunal’s jurisdiction or the existence, scope or validity of this arbitration agreement or the arbitrability of any claim (each a “Disputed Matter”), shall be finally resolved in accordance with the procedures set forth in this Article 12, except for matters which are subject to determination by an Auditor as set forth in Section 6.11, which are to be determined solely in accordance with Section 6.11(b).
12.2    Executive Negotiations. Except for matters which are subject to decision-making by the JSC as set forth in Section 3.1, which are to be determined solely in accordance with Section 3.1(e), and matters which are subject to decision-making by the IP Steering Committee in accordance with Section 3.3(d), which are to be determined solely in accordance with Section 3.3(d), the Parties shall attempt to settle any Disputed Matter by first referring the Disputed Matter to the Parties’ Executive Officers for negotiations. Either Party may initiate such negotiations by sending written notice of the Disputed Matter to the other Party (the “Dispute Notice”), and, within [*] after the other Party’s receipt of such Dispute Notice, the [*] (or their respective designees; provided that such designees have the authority to settle such Disputed Matter) of the Parties shall meet for negotiations regarding the Disputed Matter. If the [*] (or their respective designees) are unable to resolve the Disputed Matter in writing within [*] after the other Party’s receipt of the Dispute Notice (the “Negotiation Period”), either Party may seek to have such Disputed Matter resolved by arbitration in accordance with Section 12.3 below, except with respect to any Disputed Matter that is a dispute with respect to the scope, validity, enforceability, inventorship, or infringement of any Patent Rights (“Patent Dispute”), which shall be resolved by litigation in accordance with Section 12.4 below.

(a)With respect to any Disputed Matter, no Party shall be entitled to rely upon the expiration of any limitations period or contractual deadline during the period between the date of receipt of the Dispute Notice and the earlier to occur of (i) the date an arbitration or litigation is commenced under this Article 12 with respect to such Disputed Matter, or (ii) [*] after the end of the Negotiation Period.
(b)All offers, promises, conduct, and statements, whether oral or written, made in the course of the Negotiation Period by the Parties or their Representatives are confidential, privileged, and inadmissible for any purpose, including impeachment, in any arbitration, litigation, or other Claim involving the Parties; provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-disclosable as a result of its use in the negotiations.
12.3    Arbitration.
(a)If the Parties are unable to resolve a Disputed Matter in writing using the process described in Section 12.2, then any Disputed Matter (other than a Patent Dispute) shall be resolved exclusively by final and binding arbitration administered by the International Chamber of Commerce (the “ICC”) in accordance with its Rules of Arbitration in effect at the time (the “Rules”), except as modified herein. For the avoidance of doubt, (i) all decisions of the JSC shall be made solely in accordance with the applicable provisions of Section 3.1, but any dispute with respect to the operation of the provisions of Section 3.1 shall be determined by final and binding arbitration in accordance with this Section 12.3, (ii) all decisions of the IP Steering Committee shall be made solely in accordance with the applicable provisions of Section 3.3, but any dispute with respect to the operation of the provisions of Section 3.3 shall be determined by final and binding arbitration in accordance with this Section 12.3, and (iii) any dispute with respect to verifying the basis and accuracy of payments made under this Agreement shall be resolved solely by an Auditor in accordance with Section 6.11, but any dispute with respect to the operation of the provisions of Section 6.11 or any claim of fraud or manifest error with respect to an Auditor’s opinion shall be determined by final and binding arbitration in accordance with this Section 12.3.
(b)The seat of arbitration shall be New York City, NY, and the arbitration shall be conducted in the English language.
(c)The arbitration shall be conducted by three (3) arbitrators. The ICT Group shall nominate one (1) arbitrator and Lyell shall nominate one (1) arbitrator, each within [*] of receipt by respondent of the request for arbitration. The two (2) arbitrators so nominated shall nominate the third and presiding arbitrator (the “Presiding Arbitrator”) within [*] of the confirmation by the ICC Court of Arbitration (“ICC Court”) of the second arbitrator. If either Party fails to nominate an arbitrator, or if the two (2) party-nominated arbitrators fail to nominate the Presiding Arbitrator, within the time periods specified herein, then any such arbitrator shall, upon either Party’s request, be appointed by the ICC Court in accordance with the Rules.
(d)The arbitration and this arbitration agreement shall be governed by the Federal Arbitration Act (9 U.S.C. § 1 et seq.). The arbitral tribunal shall have jurisdiction to determine its jurisdiction and the existence, scope or validity of this arbitration agreement or the arbitrability of any claim.
(e)In addition to monetary damages, the arbitrators shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement, to the extent permitted under this Agreement.

(f)By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue any interim or provisional relief, including a temporary restraining order, preliminary injunction, pre-arbitral attachment or other interim equitable relief, before or after the initiation of an arbitration, if necessary to protect the interests of a Party. A Party may bring an application seeking such relief without first invoking or exhausting the procedures in Section 12.2. Without prejudice to such provisional remedies that may be granted by a court, the arbitrators shall have full authority to grant provisional remedies, to order a party to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitrator’s orders to that effect.
(g)The Parties consent and submit to the non-exclusive jurisdiction of any federal court located in the State of New York or, where such court does not have jurisdiction, any New York state court (“New York Court”), to compel arbitration, for interim or provisional relief (including a temporary restraining order, preliminary injunction, pre-arbitral attachment, or other interim equitable relief), or for the enforcement of any arbitral award rendered hereunder. In any such action, proceeding or counterclaim: (i) each Party irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any New York Court; (ii) each of the Parties irrevocably consents to service of process sent by a national courier service (with written confirmation of receipt) to its address identified in Section 13.3 of this Agreement or in any other manner permitted by Applicable Laws; and (iii) AND FURTHER COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY, AND THE PARTIES AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS SECTION 12.3(g)(iii) WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES (the foregoing items (i), (ii), and (iii) collectively, the “Court Rules”).
(h)The award of the arbitrators shall be final and binding upon the parties thereto, and shall be the sole and exclusive remedy between the Parties regarding any Disputed Matters presented to the arbitrators. Judgment upon any award may be entered in any court having jurisdiction over any party or any of its assets.
(i)The arbitrators shall have power to award the prevailing party its attorneys’ fees and costs reasonably incurred in the arbitration, including the prevailing party’s share of the arbitrators’ fees and the ICC’s administrative costs.
(j)Any arbitration hereunder shall be confidential, and the Parties and their Representatives agree not to disclose to any Third Party (i) the existence or status of the arbitration, (ii) all information made known and documents produced in the arbitration not otherwise in the public domain, and (iii) all awards arising from the arbitration, except and to the extent that disclosure is required by Applicable Laws or is required to protect or pursue a legal right. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy, or claim would be barred by the applicable statute of limitations. Any disputes concerning the propriety of the commencement of the arbitration, or the validity, or application of this Section 12.3 shall be finally settled by the arbitrator.
12.4    Litigation of Patent Disputes. If the Parties are unable to resolve a Patent Dispute in writing using the process described in Section 12.2, then the Patent Dispute shall be submitted for resolution to a federal district court in the State of New York. In any such action, the Court Rules shall apply. For clarity, matters which are subject to decision-making by the IP

Steering Committee in accordance with Section 3.3(d) shall be determined solely in accordance with Section 3.3(d).
12.5    Governing Law. This Agreement, and any and all Claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without regard to any choice or conflicts of laws principles, whether of the State of New York or any other jurisdiction, that might direct the application of another substantive law to govern this Agreement).
ARTICLE 13

MISCELLANEOUS
13.1    Entire Agreement; Amendment. This Agreement, including the Schedules hereto and the Registration Rights Agreement, collectively, set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and thereof and supersede, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof and thereof, including the Existing Confidentiality Agreement and, for clarity that certain letter agreement provided by Lyell on [*], and countersigned by ICT on [*] (the “Term Sheet”). The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations pursuant to the Existing Confidentiality Agreement or breach, prior to the Effective Date of the binding provisions of the Term Sheet. In the event of any inconsistency between any plan hereunder (including the ICT Development Plan or Transition Plan) and this Agreement, the terms of this Agreement shall prevail. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
13.2    Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented or delayed by force majeure and the nonperforming Party promptly provides written notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, “force majeure” shall mean conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, pandemic, changes in binding government regulations, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.
13.3    Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the email address or street address specified below or such other address as may be specified by such Party in writing in accordance with this Section 13.3, and shall be deemed to have been given for all purposes (a) when received, if emailed (and receipt is confirmed), hand-delivered or sent by a reputable international expedited delivery service, or (b) [*] after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.

If to the ICT Group:    Innovative Cellular Therapeutics Holdings Limited
[*]
Attn: [*]
Email: [*]

With a copy (which shall not constitute notice) to:
JAB Law, PLLC
One Boston Place, Suite 2600
Boston, MA 02108
Attn: [*]
If to Lyell:    Lyell Immunopharma, Inc.
201 Haskins Way
South San Francisco, CA 94080
Attn: General Counsel
With a copy to (which shall not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attn: [*]
Email: [*]
13.4    Assignment. Except as provided in this Section 13.4, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation under this Agreement be assigned or otherwise transferred, by either Party without the prior written consent of the other Party and any such purported assignment or transfer shall be null and void. However, either Party (the “Transferring Party”) may, without the other Party’s consent, assign or otherwise transfer this Agreement and its rights and obligations under this Agreement in whole or in part to an Affiliate or to a Person that acquires, by merger, sale of assets or otherwise, all or substantially all of the business of the Transferring Party to which the subject matter of this Agreement relates. Any permitted assignment shall be binding on the successors of the Transferring Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 13.4 shall be null, void and of no legal effect.
13.5    [*].
13.6    Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate. Without limiting the foregoing, ICT Holdings and ICT shall be jointly and severally liable for any and all of their respective duties, obligations, and responsibilities under this Agreement, including any breach of such representations, warranties, covenants or undertakings attributable to either ICT Holdings or ICT as if such breach was committed by the other Party directly. Notwithstanding anything to the contrary herein, the acts or omissions of (including any and all notices from or to, consents, approvals or agreements by, and payments to or from) each of ICT Holdings and ICT shall be binding upon both ICT Holdings and ICT, and ICT Holdings and ICT hereby acknowledge and agree that Lyell shall have the right to rely upon all actions taken or omitted to be taken by one member of the ICT Group pursuant to this Agreement as an action or omission by the ICT Group without any requirement or duty to confirm such action or omission with, or validate such action or omission by, the other member of the ICT Group.
13.7    Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
13.8    Compliance with Applicable Laws. Each Party shall comply in all material respects with all Applicable Laws in the course of performing its obligations or exercising its rights pursuant to this Agreement. Notwithstanding the foregoing, nothing herein shall be interpreted to require either Party, or any of its Affiliates, to take, or be penalized for not taking, any action that is not in compliance with such Party’s ethical business practices and policies or that such Party reasonably believes is not in compliance with Applicable Laws.
13.9    Severability. If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable by an arbitral tribunal or by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid, illegal or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
13.10    No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
13.11    Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, fiduciary, principal and agent, or joint-venture partners between the Parties, including for applicable Tax purposes.
13.12    Third Party Beneficiary. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.
13.13    Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.
13.14    Interpretation. For the purposes of this Agreement: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (c) the terms “hereof,” “herein,”

“hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, (d) references to “$” shall mean U.S. Dollars, (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified, (f) the word “or” shall not be exclusive, (g) subject to Section 13.3(a), references to “written” or “in writing” include in electronic form, (h) provisions shall apply, when appropriate, to successive events and transactions, (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (j) the ICT Group and Lyell have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement, (k) a reference to any Person includes such Person’s successors and permitted assigns, (l) any reference to “days” means calendar days unless Business Days are expressly specified, (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day, (n) any contract or Applicable Law defined or referred to herein means such contract or Applicable Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any contract or Applicable Law shall be deemed to refer to such contract or Applicable Law, as amended, and, with respect to Applicable Laws, to any rules or regulations promulgated thereunder, in each case, as of such date), (o) the use of the phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement, (p) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning, and (q) any consent given by any Party pursuant to this Agreement shall be valid only if contained in a written instrument signed by such Party.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Exclusive License Agreement in duplicate originals by their duly authorized officers as of the Effective Date.
INNOVATIVE CELLULAR THERAPEUTICS, INC.
By:
    Name:
    Title:
[Signature Page to Exclusive License Agreement]

IN WITNESS WHEREOF, the Parties have executed this Exclusive License Agreement in duplicate originals by their duly authorized officers as of the Effective Date.
INNOVATIVE CELLULAR THERAPEUTICS HOLDINGS LIMITED
By:
    Name:
    Title:

[Signature Page to Exclusive License Agreement]

IN WITNESS WHEREOF, the Parties have executed this Exclusive License Agreement in duplicate originals by their duly authorized officers as of the Effective Date.
LYELL IMMUNOPHARMA, INC.
By:
    Name:
    Title: